August 6, 2019

To Our Fellow Shareholders:

We are pleased to report on our performance for the second quarter of 2019. For details regarding our financial and operating results, please see our second quarter earnings release and supplemental information, which follow this letter.

Over the past three months, we achieved a number of significant milestones across our portfolio and our company. During the quarter, Virginia Tech announced the relocation of its $1 billion Innovation Campus to a site in the Potomac Yard section of National Landing, immediately adjacent to approximately two million square feet of JBG SMITH controlled development density. In addition, Amazon took occupancy of its first short-term space in National Landing, we continued to advance the design and entitlement of Amazon’s new headquarters, the development of our Under Construction assets, and the entitlement of our Future Development Pipeline. During the quarter, we also successfully closed a $472 million equity offering, which we discussed at length in our first quarter investor letter, and we made progress on our ongoing capital recycling efforts. Lastly, we announced the initial $78 million closing of the Washington Housing Initiative Impact Pool, which was launched last year.

Virginia Tech Innovation Campus
In June, Virginia Tech announced that it had moved the planned location of its $1 billion Innovation Campus to a site in Potomac Yard, the southern portion of National Landing, which will be one Metro stop and approximately one mile south of Amazon’s new headquarters. When combined with Amazon’s proximity, the Innovation Campus represents a pivotal moment for the submarket that should substantially benefit all our assets in National Landing. While the campus was originally slated to be on the west side of Richmond Highway, across from our holdings, we believe the new location is a far better outcome for JBG SMITH, as it is immediately adjacent to approximately two million square feet of development density that we own. In addition, JBG SMITH currently serves as the master planner and property manager of the 65-acre development site where the planned Innovation Campus will be located.

1

On this campus, Virginia Tech intends to create an innovation ecosystem by co-locating academic and private sector uses to accelerate research and development spending, as well as the commercialization of technology. The planned campus is similar in concept to Cornell Tech on Roosevelt Island in New York City (https://tech.cornell.edu/campus/). Virginia Tech has engaged the same fundraising team that Cornell used for its Roosevelt Island campus to augment the $500 million that has been committed to the first phases of the campus by the Commonwealth of Virginia and Virginia Tech. The initial phase of the campus, anticipated to commence construction in the third quarter of 2021, is expected to include approximately two million square feet of mixed-use development, of which 600,000 square feet is expected to be devoted to Virginia Tech. The remaining approximately 1.4 million square feet is expected to include retail, residential, and office, a substantial portion of which could be positioned to attract commercial tenants seeking close proximity to the campus. The first graduate students, who will be housed in existing temporary academic space, are expected to begin classes as early as 2020. When the Innovation Campus is fully operational, Virginia Tech plans to graduate approximately 750 master’s students and 150 PhD students in computer science annually.

Amazon’s New Headquarters at National Landing
In May, Amazon submitted its plans to Arlington County for approval of two new office buildings, totaling 2.1 million square feet, inclusive of 50,000 square feet of street-level retail with new shops and restaurants, on the Metropolitan 6, 7, and 8 land sites. JBG SMITH will serve as the developer, property manager, and retail leasing agent for Amazon. Amazon’s plans also call for 1.1 acres of new public open space designed to accommodate a dog park, recreation areas, farmers markets, and other community uses.

National Landing Leasing Momentum
Not surprisingly, we have seen an increase in inbound leasing traffic in National Landing. Since the Amazon announcement, we have completed approximately 1.0 million square feet of new lease transactions and nearly 400,000 square feet of renewals, increasing our operating commercial leased percentage in National Landing to 89.3%, up 5.0% from the time of the Amazon announcement. One example of new demand is the 10,000 square foot lease we signed with Amify, a company that partners with industry leading brands to drive sales on Amazon.com, reflecting one segment of follow-on demand that we expect Amazon to generate in National Landing.

While our leasing efforts continue to focus on tenants in the DC Metro area, we are also actively marketing National Landing to prospective tenants and brokers in other constrained markets, specifically the San Francisco Bay area. This market is home to scores of tenants that ultimately grew to cluster around Amazon in Seattle, and we believe a similar effect is likely to occur in National Landing. The Bay Area has enjoyed the benefits of rapid growth in the tech sector; however, it suffers from limited office space availability, high housing costs exacerbated by regulatory and geographic constraints on new supply, severe congestion, and limited development opportunities. Many companies outside of the technology sector are being priced out of the real estate and employment markets, and even technology companies have started to turn to other markets to accommodate their growth. We believe that the same advantages Amazon found compelling about the DC Metro region are broadly appealing: availability of tech talent, abundant office space, low housing costs compared to other gateway markets, access to federal policymakers, and a business-friendly climate - particularly in Northern Virginia. While it is still early in these pursuits, we are encouraged by the response we have received, and we believe that Amazon’s selection of National Landing for its second headquarters has increased prospective tenants’ focus and attention on the submarket.

Key Under Construction Assets in National Landing
In addition to the ground-up projects we are developing on behalf of Amazon, we continue to make progress on our Under Construction assets in National Landing, including 1770 Crystal Drive and Central District Retail. Amazon has fully leased the office portion of 1770 Crystal Drive, totaling approximately 272,000 square feet, and we expect to complete construction in the second quarter of 2021, with Amazon’s occupancy occurring shortly thereafter. Central District Retail, totaling 109,000 square feet, will serve as the retail heart of National Landing and includes a 49,000 square foot Alamo Drafthouse Cinema, specialty grocer, restaurants, bars, and other experiential offerings. As is often the case with anchor retail, Central District Retail represents an important investment in our broader submarket repositioning and, even prior to completion, we believe it has already paid dividends by changing the perception of the neighborhood and attracting retail and office tenants to National Landing.

2

Key Entitlements in the Future Development Pipeline
We continue to make progress on the entitlement of our 18.7 million square foot (at share) Future Development Pipeline. Of the 18.7 million square feet, 4.1 million square feet is under contract for sale to Amazon, 3.6 million square feet is fully entitled, and the remaining 11.0 million square feet is zoned for our planned use, subject to the final stage of design and/or entitlement. To that end, Arlington County is moving through its approval process for 1900 Crystal Drive, which currently contemplates two residential towers, totaling approximately 750 units, with retail and neighborhood-serving amenities at the base. In addition, we submitted plans to add nearly 1,000 housing units at RiverHouse Apartments, located along the western edge of National Landing, within three blocks of Amazon’s new headquarters. This new development will occupy existing surface parking enabling the continued operation of the three existing multifamily towers.

Washington, DC Market Update

Outside of National Landing, the DC market finished the second quarter with little change in underlying fundamentals.

According to JLL, the DC Metro office market saw approximately 2.0 million square feet of net absorption through the first half of the year, with 76% in JBG SMITH submarkets - strong performance, particularly in Northern Virginia, but still low relative to historic averages. To put this into context, the submarkets in which JBG SMITH operates contain 50% of the inventory of the overall DC Metro office market. In DC proper, the new supply environment remains challenging with 1.9 million square feet delivered in the first half of the year and another 3.6 million square feet currently under construction. While we believe that this pipeline of new Trophy product will lease, it will likely be at the expense of the Commodity Class A market downtown, which was already 14% vacant at quarter end. The pressure on the Commodity Class A market segment is compounded by the fact that asking rents in many second-generation buildings located in mature markets are nearly equivalent with rents in new construction buildings in amenity-rich emerging markets, such as the Ballpark and the Wharf. This value gap has allowed these emerging markets to attract tenant and investor demand at the expense of the mature markets. As this trend continues, downward pressure downtown may not be limited to Commodity Class A product and should begin to put pressure on today’s relatively healthy Class B market.

In contrast to the broader DC office market, National Landing remains headed in a positive direction, with vacancy dropping 170 basis points to 15.5% - substantially below the 19.9% in the historically better performing Rosslyn-Ballston corridor. After the 16% growth in National Landing asking rents that JLL reported last quarter, rents held steady in the second quarter, suggesting broker-reported asking rent increases reflect a fundamental market reset. At current levels, JLL’s reported rent in National Landing is only a 3% discount to office rents in the Rosslyn-Ballston corridor - a gap we believe will continue to narrow and potentially invert, as National Landing continues to recover, and absorbs the vacancy that caused it to diverge from other close-in Northern Virginia submarkets. As the vacancy decline and resilient rental rate indicate, tenant interest in the submarket is strong, and we are optimistic that other companies will follow Amazon’s lead in selecting National Landing as their entry point into our region.

The multifamily market was another notable bright spot. During the first half of the year, just under 5,200 units delivered, representing approximately 47% of the expected 2019 pipeline of 10,958 units - down significantly from annual peak deliveries of 15,000 units. The pace of new starts has also slowed, with less than 5,000 units starting construction through the first half of the year. As a result, the total number of expected deliveries in 2020 and 2021 combined stands at only 78% of the historic one-year peak, with limited time remaining for additional new starts to increase that figure. The lease-up pace in the DC urban emerging markets where much of the new supply is concentrated demonstrates the appeal of these submarkets, with 93% average occupancy in buildings that delivered 12 to 18 months ago. Year-over-year, same store rents grew by 4%, reflecting continued momentum in rental housing. Top-of-market rents continued to rise, with reported lease-up rental rates north of $5.00 per square foot for the best new units in premium, mature submarkets, leaving ample room for growth in the emerging markets where JBG SMITH is concentrated. While it is too early to see significant increases in multifamily rents in National Landing, we expect to see a narrowing of the current discount to nearby emerging markets, such as the Ballpark

3

and the Wharf, especially as Amazon hiring picks up, office vacancy continues to decline, and overall market momentum builds.

The downtown office investment sales market was conspicuously quiet for the first six months of the year. According to JLL, volume in DC was just over $1 billion as of the end of the second quarter. For reference, JLL reported consistent full year investment sales volumes of approximately $5 billion (net of corporate transactions) in each of 2017 and 2018, suggesting a marked slowdown this year. It is uncertain whether core fund redemptions, the potential for further downtown office distress, the dollar’s strength impacting foreign buyers’ hedging costs, or all of the above are to blame. Despite reduced sales volume, there continues to be a substantial number of listings in the market, suggesting that buyer and seller expectations remain distant. While this has not yet impacted our current asset recycling strategy, it does suggest that cap rates for office could be widening. One notable change in the market is the increasing interest we have seen among institutional investors for assets in Arlington, Virginia. According to JLL, Arlington is starting to draw more attention from institutional investors and foreign capital which, historically, rarely looked outside downtown DC. JLL notes this increased interest is driven partially by Amazon’s selection of National Landing and partially by worsening fundamentals in the District.

From a multifamily perspective, investment sales volume remains concentrated in value-add, largely suburban product, with only $773 million in Class A urban sales year-to-date and $1.4 billion in Class B suburban deals during the same time period, according to CoStar. Cap rates for the best downtown assets remain largely stable at around 4.6% and approximately 5.2% for comparable assets located outside of the District, according to CoStar. The notable exception to this stability has been National Landing, where several recent Class A trades have highlighted substantial value appreciation. Following the recent trade of the Meridian at Pentagon City at a 3.7% cap rate, m.flats Crystal City is now reported to be under contract at a 3.8% cap rate, according to local brokers. The 198-unit building, which is proximate to Amazon’s new headquarters, was built on ground-leased land in 2017 and is expected to trade at a cap rate level almost 75 basis points below the three-year Arlington average. The depth of the buyer pool, combined with recent pricing on these two deals, indicate that investors now view National Landing as a core multifamily market.

Operating Portfolio

Our 11.1 million square foot operating commercial portfolio (at share) generated $240 million of annualized NOI and was 90.3% leased and 86.0% occupied as of the end of the second quarter. During the quarter, we completed 41 office lease transactions, totaling 395,000 square feet (at share), including 388,000 square feet in our operating portfolio and 7,000 square feet in our Under Construction portfolio. Notable among this activity was Amazon taking occupancy of 48,000 square feet of short-term space at 2345 Crystal Drive and moving its first employees into National Landing. For second-generation leases, the rental rate mark-to-market was positive 6.0% on a cash basis. Our performance this quarter reflects increased market demand, specifically in National Landing, which accounted for 78.0% of our leasing volume. Our mark-to-market will vary from quarter-to-quarter depending on the leases that are signed. While our performance this quarter (and year-to-date) is better than our expectations, it is still consistent with our long-term assumptions. As a reminder, in conjunction with our investor days, we updated our mark-to-market assumption through 2024 to negative 3%, from negative 5%, due to the expected demand resulting from Amazon’s selection of National Landing.

Consistent with the expectations we outlined last year, same store NOI decreased 9.2% across our operating portfolio during the second quarter, predominately related to the previously discussed blend-and-extend lease renewals we executed in 2017 and 2018. These early blend-and-extend lease renewals significantly de-risk our DC assets at a time of increasing supply and downturn risk, as well as enhance our ability to sell or recapitalize assets on a more attractive basis. We continue to expect that the concessions associated with these early blend-and-extend lease renewals will result in negative same store NOI growth throughout 2019. As the free rent in these leases burns off, we expect the temporary decline in NOI to reverse, resulting in positive same store NOI growth in 2020.

4

Our operating multifamily portfolio, comprising approximately 4,537 units (at share), generated $82 million of annualized NOI and ended the second quarter at 98.0% leased and 95.0% occupied.  We saw particularly strong performance at 1221 Van Street in the Ballpark and The Bartlett in National Landing.

We have seen an increase in property taxes this year, particularly in Arlington County. This increase is expected in a rising market, and while we never like higher expenses, they reflect increased economic activity, the long-awaited arrival of a demand driver like Amazon, and anticipated growth. In addition, while not as impactful as the property tax increases, it is worth noting that we have seen an industry-wide increase in property insurance costs.

Development Portfolio

Our development portfolio consists of eight assets totaling 1.9 million square feet (at share) currently under construction and a Future Development Pipeline totaling 18.7 million square feet. Of the 1.9 million square feet in our Under Construction portfolio, 1.1 million square feet is multifamily and 800,000 square feet is commercial, which is 84.0% pre-leased. We have significant balance sheet capacity to execute on our development opportunities, some of which we expect to develop, while others will likely be sold, recapitalized, or ground leased.

Under Construction
At the end of the second quarter, our eight assets under construction all had guaranteed maximum price construction contracts in place. These assets have weighted average estimated completion and stabilization dates of the second quarter of 2020 and the third quarter of 2021, respectively, with a projected NOI yield based on Estimated Total Project Cost of 6.4%. As a reminder, this yield includes Central District Retail, our anchor investment in National Landing, which we believe will substantially benefit all of our holdings in the submarket.

In the second quarter, we moved 500 L’Enfant Plaza into our recently delivered operating commercial portfolio. The building is 79.3% leased, from the bottom up, to Urban Institute and Noblis.

Near-Term Development
We do not have any assets in the Near-Term Development pipeline as of the end of the second quarter. As a reminder, we only place assets into our Near-Term Development Pipeline when they have substantially completed the entitlement process and when we intend to commence construction within 18 months, subject to market conditions. Once our current plans are approved by Arlington County, we expect 1900 Crystal Drive to be placed into our Near-Term Development pipeline, as we currently plan to commence construction in 2020.

Future Development Pipeline
Our Future Development pipeline comprises 18.7 million square feet, with an Estimated Total Investment per square foot of approximately $38.49. 79% of this pipeline is within a 20-minute rush hour commute of National Landing, in the submarkets that we believe will most directly benefit from Amazon’s growth over time. At the end of the second quarter, approximately 58.9% of this pipeline was in National Landing, 18.6% was in DC, 13.9% was in Reston, and the remaining 8.6% was in other Virginia and Maryland submarkets. Our DC holdings are concentrated in the fast-growing emerging submarkets of Union Market and the Ballpark, and our Reston holdings include one of the best development sites on the Metro, adjacent to Reston Town Center.

Of the 18.7 million square feet in our Future Development Pipeline, 4.1 million square feet is under contract for sale to Amazon, 3.6 million square feet is fully entitled, and the remaining 11.0 million square feet is zoned for our planned use, subject to the final stage of design and/or entitlement. Of this 11.0 million square feet, we are actively advancing the entitlement of 8.8 million square feet, which we expect to be fully entitled within the next two years. The remaining 2.2 million square feet is either encumbered with existing lease term or encompasses land that we do not believe is suitable for new development in the near term.

Of the 11.0 million square feet requiring final entitlements, 6.9 million square feet is in National Landing, excluding the land under contract for sale to Amazon. These development opportunities represent approximately 65% of the unencumbered development opportunities in the submarket. Based on our current plans, we expect the next phase of development to include 2.2 million square feet of office, which could be pre-leased to Amazon or other tenants

5

seeking to co-locate near Amazon and/or the Virginia Tech Innovation Campus, and 4.7 million square feet of multifamily, comprising approximately 4,000 to 5,000 units. In addition to adding value on their own, we expect these opportunities to be accretive to all our holdings in National Landing by virtue of their placemaking attributes, as well as their ability to activate long dormant, out-of-service sites and street frontage.

The following bar chart summarizes the data described above:
Third-Party Asset Management and Real Estate Services Business

Our share of revenue from our third-party asset management and real estate services business was $14.6 million in the second quarter, primarily driven by $5.4 million in property management fees and $3.5 million in asset management fees. The portion of total revenues associated with the JBG Legacy Funds was $6.0 million. The Funds continued to focus on disposing of assets in accordance with their underlying business plans. We expect the fees from retaining management and leasing of sold assets, the Amazon-related fees that we expect to receive, and other new third-party fee income streams to more than offset the wind down of the JBG Legacy Fund business over the next several years. In addition, any fee income associated with the Washington Housing Initiative will be reflected in the third-party asset management and real estate services business.

Capital Allocation

Acquisitions/Dispositions
On the acquisition front, we continue to remain cautious, given aggressive pricing across asset classes. If shrinking investment sales volumes are a precursor to a downturn and/or a correction in asset pricing, there may be better acquisition opportunities around the corner. That said, we do expect to be active multifamily buyers in the emerging growth submarkets where we are already concentrated to fulfill 1031 exchange needs. We have identified our first exchange candidate for the proceeds from the sale of Metropolitan 6, 7, and 8 land sites - a stabilized DC

6

multifamily asset which we expect to close later this year, subject to the tenants’ purchase rights. We expect the sale of the Pen Place land to close in 2021, and we intend to seek a 1031 exchange for the proceeds from that sale. We expect the acquisitions from these two 1031 exchanges to generate approximately $15 million of annualized NOI.

As we announced earlier this year, we continue to seek capital recycling opportunities where we can source capital at or above our estimated NAV, and we are targeting approximately $400 million of asset sales and recapitalizations in 2019.  As of August, we have entered into firm contracts for $294 million for the sale of land to Amazon, of which we expect $150 million to close by early 2020 with the balance closing in 2021, subject to the final design and entitlement processes. As noted above, we expect to execute on 1031 exchanges with the proceeds from these land sales. In addition, subsequent to quarter-end, we closed on the sale of 1600 K Street for $43 million. We are also currently in the market with an additional $375 million of assets, but it is possible that some of these will not close given the uncertain investment sales climate and our demanding expectations as a seller.

As a result of the proceeds from our recent equity offering, we believe we are sufficiently capitalized to execute on our near-term growth plans while continuing to preserve ample balance sheet capacity. That said, given current market pricing we intend to continue to be opportunistic asset sellers where we can source capital at or above our estimated NAV. Given the low basis of many of the assets in our portfolio, we are likely to seek 1031 exchanges for some of these asset sales. For higher basis assets that generate liquidity, we may deleverage further and accrue capacity for future acquisition and/or development opportunities. When the next downturn or price correction comes, we will be glad to have this capacity.

Development
We continue to advance the entitlement and design readiness of opportunities in our Future Development Pipeline. We expect multifamily development opportunities to remain attractive, particularly in light of potentially declining supply levels, especially in National Landing and other emerging growth submarkets with strong demand drivers. In National Landing, we intend to be active developers because we have the expected benefit of both attractive project level returns on future starts and a broader submarket repositioning. Opportunities for new investment in other emerging growth submarkets are potentially attractive only if supply levels remain in check, rents for new multifamily product continue to grow, and/or construction cost increases moderate.

Balance Sheet

In April, we successfully completed our first equity offering, issuing 11.5 million shares at $42.00 per share, raising net proceeds of approximately $472 million, including an upsize of 1 million shares (out of a potential 1.8 million shares) and full exercise of the overallotment option (1.5 million shares). It is worth noting that when compared to our office and multifamily peers, our pipeline of development opportunities represents 23% of our total assets, which is approximately three times the peer average. At the same time, our Net Debt/Adjusted EBITDA of 5.2x is nearly a full turn lower than the peer average and is among the lowest in our peer group. As a result of our successful equity offering, we believe our balance sheet is very well positioned both to execute on our development opportunities and to take advantage of acquisitions when the next downturn and/or correction in asset pricing occurs.

As of June 30, 2019, we had $280.3 million of cash ($289.6 million of cash at share), $1.1 billion available under our credit facility, and an unencumbered multifamily borrowing base of $750 million, including our Under Construction multifamily assets. During the quarter, we repaid $475.1 million of mortgage debt. Our Net Debt/Total Enterprise Value was 22.2%, using our share price at June 30, 2019, and our Net Debt/Adjusted EBITDA was 5.2x. These leverage metrics include the debt incurred to date to develop our eight Under Construction assets, but none of the estimated NOI from those assets. As a result, we believe Net Debt/Total Enterprise Value is the most meaningful measure to evaluate our leverage. Our long-term leverage targets remain unchanged at 25% to 35% Net Debt/Total Enterprise Value and between 6x and 7x Net Debt/Adjusted EBITDA, with peak levels in the mid-8x’s during periods of more active development.

7

We have a well-laddered debt maturity profile. As of June 30, 2019, our average debt maturity was 4.0 years, with approximately $593 million (at share) coming due in the next two years. Consistent with our strategy to finance our business primarily with non-recourse, asset-level financing, 85% of our consolidated and unconsolidated debt is mortgage debt, of which only approximately $8.3 million is recourse to JBG SMITH. Our debt was 88% fixed rate, and we have caps in place for 67% of our floating rate debt.

Environmental, Social, and Governance

In July we released our annual sustainability report, which highlights accomplishments, key performance metrics, and our ESG management strategy. We believe that strong environmental sustainability, social responsibility, and corporate governance practices are essential to maximizing long-term NAV per share. We are investing in efficiency at our assets, partnering with regional stakeholders to strengthen community resilience, and creating an inclusive culture that will continue to attract innovative thinkers to our organization, all of which are intended to ensure that we are positioned to create value for our shareholders over the long term. We are committed to transparency in our ESG strategy, and we intend to continue to benchmark our performance to ensure we are exceeding industry expectations. To access our annual sustainability report please visit our website at https://www.jbgsmith.com/about/sustainability.

During the second quarter, we announced the initial $78 million closing of the Washington Housing Initiative Impact Pool, including a commitment from JBG SMITH of approximately $7.6 million. The Washington Housing Initiative was launched by JBG SMITH and the Federal City Council in June 2018 to help preserve housing for middle income renters (defined as affordable workforce housing) for whom housing assistance is often unavailable, despite the fact that market rate housing remains unaffordable. The Initiative seeks to preserve or build up to 3,000 housing units in the DC Metro region over the next decade. The Impact Pool is the JBG SMITH managed component of the Washington Housing Initiative and consists primarily of third-party investment capital. JBG SMITH is the financial sponsor of this vehicle with an investment of just under 10%. The founding investors in the Impact Pool are many of our largest banking relationships, including Bank of America, PNC Bank, SunTrust, JPMorgan Chase, BB&T, United Bank, and Wells Fargo. For more information about the Washington Housing Initiative please visit our website at https://www.jbgsmith.com/about/washington-housing-initiative.

* * *
Thank you for taking the time to read our quarterly investor letter. As always, we encourage you to come visit us in DC, to spend time with our team and see our real estate in person. We are energized and focused on the opportunities before us, and we will continue to work hard to create value and maintain your trust and confidence.

W. Matthew Kelly
Chief Executive Officer

8

FOR IMMEDIATE RELEASE
CONTACT
Jaime Marcus
SVP, Investor Relations
(240) 333-3643
jmarcus@jbgsmith.com
JBG SMITH ANNOUNCES SECOND QUARTER 2019 RESULTS

Chevy Chase, MD (August 6, 2019) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-quality, mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended June 30, 2019 and reported its financial results.
Additional information regarding our results of operations, properties and tenants can be found in our Second Quarter 2019 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com.
Second Quarter 2019 Financial Results

•	Net loss attributable to common shareholders was $3.0 million, or $0.03 per diluted share.

•	Funds From Operations (“FFO”) attributable to common shareholders was $39.4 million, or $0.30 per diluted share.

•	Core Funds From Operations (“Core FFO”) attributable to common shareholders was $54.5 million, or $0.41 per diluted share.

Six Months Ended June 30, 2019 Financial Results

•	Net income attributable to common shareholders was $21.8 million, or $0.16 per diluted share.

•	FFO attributable to common shareholders was $74.6 million, or $0.59 per diluted share.

•	Core FFO attributable to common shareholders was $98.7 million, or $0.78 per diluted share.

Operating Portfolio Highlights

•	Annualized Net Operating Income (“NOI”) for the three months ended June 30, 2019 was $322.0 million, compared to $321.6 million for the three months ended March 31, 2019, at our share.

•	The operating commercial portfolio was 90.3% leased and 86.0% occupied as of June 30, 2019, compared to 90.2% and 85.6% as of March 31, 2019, at our share.

•	The operating multifamily portfolio was 98.0% leased and 95.0% occupied as of June 30, 2019, compared to 97.0% and 94.8% as of March 31, 2019, at our share.

•
Executed approximately 395,000 square feet of office leases at our share in the second quarter, comprising approximately 120,000 square feet of new leases and approximately 275,000 square feet of second generation leases, which generated a 14.9% rental rate increase on a GAAP basis and a 6.0% rental rate increase on a cash basis.

•
Executed approximately 1.2 million square feet of commercial leases at our share during the six months ended June 30, 2019, comprising approximately 676,000 square feet of new leases and approximately 504,000 square feet of second generation leases, which generated a 5.1% rental rate increase on a GAAP basis and a 0.3% rental rate decrease on a cash basis. The new leases include three initial leases entered into with Amazon.com, Inc. ("Amazon") during the first quarter totaling 537,000 square feet at three of our existing office buildings in National Landing in conjunction with the creation of Amazon's additional headquarters. The leases encompass approximately 88,000 square feet at 241 18th Street South, approximately 191,000 square feet at 1800 South Bell Street and approximately 258,000 square feet at 1770 Crystal Drive. We expect Amazon to begin moving into 241 18th Street South and 1800 South Bell in 2019 and 1770 Crystal Drive by the end of 2020. Also, in April 2019, we executed an agreement with Amazon to lease an additional approximately 48,000 square feet of office space at 2345 Crystal Drive in National Landing , which it began moving into in the second quarter.

•
Same Store Net Operating Income (“SSNOI”) at our share decreased 9.2% to $74.0 million for the three months ended June 30, 2019, compared to $81.5 million for the three months ended June 30, 2018. SSNOI decreased 9.7% to $147.0 million for the six months ended June 30, 2019, compared to $162.9 million for the six months ended June 30, 2018. The decrease in SSNOI for the three months ended June 30, 2019 is largely attributable to increased rental abatements, lower NOI at Crystal City Marriott, as a result of the ongoing room renovations, and an increase in assumed lease liability payments. The reported same store pools as of June 30, 2019 include only the assets that were in service for the entirety of both periods being compared.

Development Portfolio Highlights
Under Construction

•
During the quarter ended June 30, 2019, there were eight assets under construction (four commercial assets and four multifamily assets), consisting of 821,099 square feet and 1,298 units, both at our share.

Near-Term Development

•	As of June 30, 2019, there were no assets in near-term development.

Future Development Pipeline

•
As of June 30, 2019, there were 40 future development assets consisting of 18.7 million square feet of estimated potential density at our share, including the 4.1 million square feet held for sale to Amazon.

Third-Party Asset Management and Real Estate Services Business
For the three months ended June 30, 2019, revenue from third-party real estate services, including reimbursements, was $29.5 million. Excluding reimbursements and service revenue from our interests in consolidated and unconsolidated real estate ventures, revenue from our third-party asset management and real estate services business was $14.6 million, of which $5.4 million came from property management fees, $3.5 million came from asset management fees, $1.1 million came from leasing fees, $2.5 million came from development fees, $0.5 million came from construction management fees and $1.6 million came from other service revenue.

Balance Sheet

•
We had $1.7 billion of debt ($2.0 billion including our share of debt of unconsolidated real estate ventures) as of June 30, 2019. Of the $2.0 billion of debt at our share, approximately 88% was fixed-rate and rate caps were in place for approximately 67% of our floating rate debt.

•	The weighted average interest rate of our debt at share was 4.27% as of June 30, 2019.

•
At June 30, 2019, our total enterprise value was approximately $7.6 billion, comprising 149.3 million common shares and units valued at $5.9 billion and debt (net of premium / (discount) and deferred financing costs) at our share of $2.0 billion, less cash and cash equivalents at our share of $289.6 million.

•
As of June 30, 2019, we had $280.3 million of cash and cash equivalents on a GAAP basis ($289.6 million of cash and cash equivalents at our share), $1.1 billion of capacity under our credit facility, and an unencumbered multifamily borrowing base of $750.0 million, including our Under Construction multifamily assets.

•
Net Debt to Annualized Adjusted EBITDA at our share for the three and six months ended June 30, 2019 was 5.2x and 5.5x and our Net Debt / Total Enterprise Value was 22.2% as of June 30, 2019. Net Debt to Annualized Adjusted EBITDA for the three and six months ended June 30, 2019 includes the $472.8 million of net proceeds from the underwritten public offering completed in April 2019.

Financing and Investing Activities

•
Closed an underwritten public offering of 11.5 million common shares (including 1.5 million common shares related to the exercise of the underwriters' option to cover overallotments) at $42.00 per share, which generated net proceeds, after deducting the underwriting discounts and commissions and other offering expenses, of $472.8 million. We intend to use the net proceeds to fund development opportunities and for general corporate purposes.

•	Repaid mortgage debt totaling approximately $475.1 million.

•
Amended our credit facility to extend the delayed draw period of our Tranche A-1 Term Loan to July 2020 and reduce the interest rate of the Tranche A-2 Term Loan 40 basis points to LIBOR plus 1.15% effective as of July 17, 2019.

Subsequent to June 30, 2019:

•	Closed on the sale of 1600 K Street, an 83,000 square foot commercial asset located in Washington DC, for $43.0 million.
Dividends
In August 2019, our Board of Trustees declared a quarterly dividend of $0.225 per common share, payable on August 26, 2019 to shareholders of record on August 13, 2019.
About JBG SMITH
JBG SMITH is an S&P 400 company that owns, operates, invests in and develops a dynamic portfolio of high-quality mixed-use properties in and around Washington, DC. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Capital region, including National Landing where it now serves as the exclusive developer for Amazon’s new headquarters. JBG SMITH’s portfolio currently comprises 20.6 million square feet of high-quality office, multifamily and retail assets, 98% at our share of which are Metro-served. It also maintains a robust future pipeline encompassing 18.7 million square feet of mixed-use development opportunities. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward Looking Statements
Certain statements contained herein may constitute “forward-looking statements” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties (“JBG SMITH”, the “Company”, "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximate”, "hypothetical", "potential", “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “would”, “may” or similar expressions in this earnings release. We also note the following forward-looking statements: our anticipated dispositions, our indicated annual dividend per share and dividend yield, annualized net operating income; in the case of our construction and near-term development assets, estimated square feet, estimated number of units and in the case of our future development assets, estimated potential development density. Expected key Amazon transaction terms and timeframes for closing, planned infrastructure improvements related to Amazon's additional headquarters; the economic impacts of Amazon's additional headquarters on the DC region and National Landing; our development plans related to Amazon's additional headquarters; the expected accretion to our net asset value ("NAV") as a result of the Amazon transaction and our future NAV growth rate; in the case of our Amazon lease transaction and our new development opportunities in National Landing, the total square feet to be leased to Amazon and the expected net effective rent, estimated square feet, estimated number of units, the estimated construction start and occupancy dates, estimated incremental investment, projected NOI yield; and in the case of our future development opportunities, estimated potential development density. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see “Risk Factors” and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements after the date hereof.
We are reiterating the assumptions in our estimated NOI bridge and the potential estimated NAV impact from Amazon in National Landing, which can be found in our Spring 2019 Investor Day presentation on our website at http://investors.jbgsmith.com/presentations.

Pro Rata Information
We present certain financial information and metrics in this release “at JBG SMITH Share,” which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, “real estate ventures”) as applied to these financial measures and metrics. Financial information “at JBG SMITH Share” is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset’s financial information. “At JBG SMITH Share” information, which we also refer to as being “at share,” “our pro rata share” or “our share,” is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.
We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers’ share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.
With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers’ interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP “at JBG SMITH Share” financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.
Non-GAAP Financial Measures
This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH’s management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH’s financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:
Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and Adjusted EBITDA
Management uses EBITDA and EBITDAre, non-GAAP financial measures, as supplemental operating performance measures and believes they help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains on sales of real estate and impairment losses of real estate, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.
“Adjusted EBITDA,” a non-GAAP financial measure, represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as transaction and other costs, gain (loss) on the extinguishment of debt, distributions in excess of our investment in unconsolidated real estate ventures, gain on the bargain purchase of a business, lease liability adjustments and share-based compensation expense related to the

Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.
Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.
Funds from Operations ("FFO"), Core FFO and Funds Available for Distribution (“FAD")
FFO is a non-GAAP financial measure computed in accordance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018. NAREIT defines FFO as “net income (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity."
"Core FFO" represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, gains (or losses) on extinguishment of debt, gain on the bargain purchase of a business, distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, amortization of the management contracts intangible and the mark-to-market of derivative instruments.
"FAD" is a non-GAAP financial measure and represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.
We believe FFO, Core FFO and FAD are meaningful non‑GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non‑GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.
Net Operating Income ("NOI") and Annualized NOI
“NOI” is a non-GAAP financial measure management uses to measure the operating performance of our assets and consists of property-related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of acquired above-market leases and below-market ground lease intangibles. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended June 30, 2019 multiplied by four. Due to seasonality in the hospitality business, annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of June 30, 2019. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the annualized NOI shown will reflect our actual results of operations over any 12-month period.
Management uses each of these measures as supplemental performance measures for its assets and believes they provide useful information to investors because they reflect only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets.
However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. Moreover, our method of calculating NOI may differ from other real estate companies and, accordingly, may not be comparable. NOI should be considered only as a supplement to net operating income (loss) (computed in accordance with GAAP) as a measure of the operating performance of our assets.

Same Store and Non-Same Store
“Same store” refers to the pool of assets that were in service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.
“Non-same store” refers to all operating assets excluded from the same store pool.

Definitions
GAAP
"GAAP" refers to accounting principles generally accepted in the United States of America.

Formation Transaction
"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado’s Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

in thousands	June 30, 2019	December 31, 2018

ASSETS
Real estate, at cost:
Land and improvements	$1,227,558	$1,371,874
Buildings and improvements	3,717,356	3,722,930
Construction in progress, including land	859,717	697,930
	5,804,631	5,792,734
Less accumulated depreciation	(1,093,665)	(1,051,875)
Real estate, net	4,710,966	4,740,859
Cash and cash equivalents	280,349	260,553
Restricted cash	16,429	138,979
Tenant and other receivables, net	51,787	46,568
Deferred rent receivable, net	162,641	143,473
Investments in unconsolidated real estate ventures	319,756	322,878
Other assets, net	296,916	264,994
Assets held for sale	168,431	78,981
TOTAL ASSETS	$6,007,275	$5,997,285

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,360,467	$1,838,381
Unsecured term loans, net	296,952	297,129
Accounts payable and accrued expenses	140,132	130,960
Other liabilities, net	192,638	181,606
Liabilities related to assets held for sale	—	3,717
Total liabilities	1,990,189	2,451,793
Commitments and contingencies
Redeemable noncontrolling interests	574,228	558,140
Total equity	3,442,858	2,987,352
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,007,275	$5,997,285
_______________

Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
REVENUE
Property rentals	$122,326	$126,591	$241,739	$257,819
Third-party real estate services, including reimbursements	29,487	24,160	57,178	48,490
Other income	8,804	8,696	16,899	16,175
Total revenue	160,617	159,447	315,816	322,484
EXPENSES
Depreciation and amortization	45,995	48,117	94,714	97,277
Property operating	32,113	34,464	64,287	69,622
Real estate taxes	18,266	17,509	35,501	37,119
General and administrative:
Corporate and other	11,559	8,603	23,873	17,017
Third-party real estate services	28,710	21,189	56,776	43,798
Share-based compensation related to Formation Transaction and special equity awards	9,523	9,097	20,654	18,525
Transaction and other costs	2,974	3,787	7,869	8,008
Total expenses	149,140	142,766	303,674	291,366
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(1,810)	3,836	1,791	1,934
Interest and other income, net	2,052	513	3,003	1,086
Interest expense	(13,107)	(18,027)	(30,281)	(37,284)
Gain on sale of real estate	—	33,396	39,033	33,851
Loss on extinguishment of debt	(1,889)	(4,457)	(1,889)	(4,457)
Reduction of gain on bargain purchase	—	(7,606)	—	(7,606)
Total other income (expense)	(14,754)	7,655	11,657	(12,476)
INCOME (LOSS) BEFORE INCOME TAX (EXPENSE) BENEFIT	(3,277)	24,336	23,799	18,642
Income tax (expense) benefit	(51)	(313)	1,121	595
NET INCOME (LOSS)	(3,328)	24,023	24,920	19,237
Net (income) loss attributable to redeemable noncontrolling interests	288	(3,574)	(3,099)	(2,980)
Net loss attributable to noncontrolling interests	—	125	—	127
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(3,040)	$20,574	$21,821	$16,384
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.03)	$0.17	$0.16	$0.14
Diluted	$(0.03)	$0.17	$0.16	$0.14
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING :
Basic	131,754	117,955	127,189	117,955
Diluted	131,754	117,955	127,189	117,955
___________________
Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)
(Unaudited)

dollars in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(3,328)	$24,023	$24,920	$19,237
Depreciation and amortization expense	45,995	48,117	94,714	97,277
Interest expense (1)	13,107	18,027	30,281	37,284
Income tax (expense) benefit	51	313	(1,121)	(595)
Unconsolidated real estate ventures allocated share of above adjustments	10,357	10,602	18,163	20,777
Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures	(4)	129	(5)	129
EBITDA (2)	$66,178	$101,211	$166,952	$174,109
Gain on sale of real estate	—	(33,396)	(39,033)	(33,851)
Gain on sale of unconsolidated real estate assets	(335)	—	(335)	—
EBITDAre (2)	$65,843	$67,815	$127,584	$140,258
Transaction and other costs (3)	2,974	3,787	7,869	8,008
Loss on extinguishment of debt	1,889	4,457	1,889	4,457
Reduction of gain on bargain purchase	—	7,606	—	7,606
Share-based compensation related to Formation Transaction and special equity awards	9,523	9,097	20,654	18,525
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (4)	(232)	(5,412)	(6,673)	(5,412)
Unconsolidated real estate ventures allocated share of above adjustments	—	—	—	30
Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures	—	(124)	—	(124)
Adjusted EBITDA (2)	$79,997	$87,226	$151,323	$173,348

Net Debt to Annualized Adjusted EBITDA (5)	5.2x	6.3x	5.5x	6.3x

	June 30, 2019	June 30, 2018
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (6)	$1,653,538	$2,033,183
Unconsolidated indebtedness (6)	312,686	440,177
Total consolidated and unconsolidated indebtedness	1,966,224	2,473,360
Less: cash and cash equivalents	289,554	276,629
Net Debt (at JBG SMITH Share)	$1,676,670	$2,196,731
	$(0.29)

____________________
Note: All EBITDA measures as shown above are attributable to operating partnership common units. EBITDAre for the six months ended June 30, 2018 was restated in compliance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.

(2)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $1.5 million and $2.8 million for the three and six months ended June 30, 2018).

(3)
Includes fees and expenses incurred in connection with the Formation Transaction (including transition services provided by our former parent, integration costs and severance costs), demolition costs and costs related to other completed, potential and pursued transactions.

(4)
As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.

(5)
Net Debt to Annualized Adjusted EBITDA for the three and six months ended June 30, 2019 includes $472.8 million of net proceeds from the underwritten public offering completed in April 2019. Adjusted EBITDA for the three months ended June 30, 2019 and 2018 is annualized by multiplying by four. Adjusted EBITDA for the six months ended June 30, 2019 and 2018 is annualized by multiplying by two.

(6)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD (NON-GAAP)
(Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(3,040)	$20,574	$21,821	$16,384
Net income (loss) attributable to redeemable noncontrolling interests	(288)	3,574	3,099	2,980
Net loss attributable to noncontrolling interests	—	(125)	—	(127)
Net income (loss)	(3,328)	24,023	24,920	19,237
Gain on sale of real estate	—	(33,396)	(39,033)	(33,851)
Gain on sale of unconsolidated real estate assets	(335)	—	(335)	—
Real estate depreciation and amortization	43,308	45,587	89,343	92,226
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	4,804	6,179	9,457	12,615
Net (income) loss attributable to noncontrolling interests in consolidated real estate ventures	(4)	129	(5)	131
FFO Attributable to Operating Partnership Common Units (1)	$44,445	$42,522	$84,347	$90,358
FFO attributable to redeemable noncontrolling interests	(5,014)	(6,299)	(9,797)	(13,426)
FFO attributable to common shareholders (1)	$39,431	$36,223	$74,550	$76,932

FFO attributable to the operating partnership common units	$44,445	$42,522	$84,347	$90,358
Transaction and other costs, net of tax (2)	2,847	3,394	7,473	7,530
(Gain) loss from mark-to-market on derivative instruments	524	(432)	48	(1,551)
Share of (gain) loss from mark-to-market on derivative instruments held by unconsolidated real estate ventures	1,153	(90)	1,380	(432)
Loss on extinguishment of debt, net of noncontrolling interests	1,889	4,333	1,889	4,333
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (3)	(232)	(5,412)	(6,673)	(5,412)
Reduction of gain on bargain purchase	—	7,606	—	7,606
Share-based compensation related to Formation Transaction and special equity awards	9,523	9,097	20,654	18,525
Amortization of management contracts intangible, net of tax	1,288	1,287	2,575	2,573
Core FFO Attributable to Operating Partnership Common Units (1)	$61,437	$62,305	$111,693	$123,530
Core FFO attributable to redeemable noncontrolling interests	(6,931)	(9,229)	(12,955)	(18,266)
Core FFO attributable to common shareholders (1)	$54,506	$53,076	$98,738	$105,264
FFO per diluted common share	$0.30	$0.31	$0.59	$0.65
Core FFO per diluted common share	$0.41	$0.45	$0.78	$0.89
Weighted average diluted shares	131,754	117,955	127,189	117,955

See footnotes on page 12.

FFO, CORE FFO AND FAD (NON-GAAP)
(Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

FAD
Core FFO attributable to the operating partnership common units	$61,437	$62,305	$111,693	$123,530
Recurring capital expenditures and second generation tenant improvements and leasing commissions	(20,076)	(11,057)	(42,373)	(17,154)
Straight-line and other rent adjustments (4)	(8,739)	(1,216)	(15,547)	(2,291)
Share of straight-line rent from unconsolidated real estate ventures	(1,473)	189	(1,608)	348
Third-party lease liability assumption payments	(1,183)	(619)	(2,319)	(1,091)
Share of third party lease liability assumption payments for unconsolidated real estate ventures	—	—	—	(50)
Share-based compensation expense	5,694	5,941	11,024	10,217
Amortization of debt issuance costs	875	1,201	1,845	2,365
Share of amortization of debt issuance costs from unconsolidated real estate ventures	69	66	117	135
Non-real estate depreciation and amortization	916	758	1,828	1,507
FAD available to the Operating Partnership Common Units (A) (5)	$37,520	$57,568	$64,660	$117,516
Distributions to common shareholders and unitholders (6) (B)	$34,006	$31,197	$65,290	$62,394
FAD Payout Ratio (B÷A) (7)	90.6%	54.2%	101.0%	53.1%

Capital Expenditures
Maintenance and recurring capital expenditures	$7,252	$3,989	$12,747	$6,672
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	252	250	340	1,399
Second generation tenant improvements and leasing commissions	12,357	6,273	28,512	8,166
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures	215	545	774	917
Recurring capital expenditures and second generation tenant improvements and leasing commissions	20,076	11,057	42,373	17,154
First generation tenant improvements and leasing commissions	18,996	6,676	25,193	10,861
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures	419	1,391	652	2,386
Non-recurring capital expenditures	5,470	3,765	12,192	7,131
Share of non-recurring capital expenditures from unconsolidated joint ventures	30	142	30	762
Non-recurring capital expenditures	24,915	11,974	38,067	21,140
Total JBG SMITH Share of Capital Expenditures	$44,991	$23,031	$80,440	$38,294
_______________

Note: FFO attributable to operating partnership common units and FFO attributable to common shareholders for the six months ended June 30, 2018 were restated in compliance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018.

(1)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $1.5 million and $2.8 million for the three and six months ended June 30, 2018).

(2)
Includes fees and expenses incurred in connection with the Formation Transaction (including transition services provided by our former parent, integration costs, and severance costs), demolition costs and costs related to other completed, potential and pursued transactions.

(3)
As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.

(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.

(5)
The decline in FAD available to the Operating Partnership Common Units was attributable to a significant increase in second generation tenant improvements and leasing commissions from the early renewal of several leases during the three and six months ended June 30, 2019.

(6)	The distribution for the six months ended June 30, 2019 excludes a special dividend of $0.10 per common share that was paid in January 2019.

(7)
The FAD payout ratio on a quarterly basis is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)
(Unaudited)

dollars in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net income (loss) attributable to common shareholders	$(3,040)	$20,574	$21,821	$16,384
Add:
Depreciation and amortization expense	45,995	48,117	94,714	97,277
General and administrative expense:
Corporate and other	11,559	8,603	23,873	17,017
Third-party real estate services	28,710	21,189	56,776	43,798
Share-based compensation related to Formation Transaction and special equity awards	9,523	9,097	20,654	18,525
Transaction and other costs	2,974	3,787	7,869	8,008
Interest expense	13,107	18,027	30,281	37,284
Loss on extinguishment of debt	1,889	4,457	1,889	4,457
Reduction of gain on bargain purchase	—	7,606	—	7,606
Income tax expense (benefit)	51	313	(1,121)	(595)
Net income (loss) attributable to redeemable noncontrolling interests	(288)	3,574	3,099	2,980
Less:
Third-party real estate services, including reimbursements	29,487	24,160	57,178	48,490
Other income (1)	2,114	2,080	3,755	3,196
Income (loss) from unconsolidated real estate ventures, net	(1,810)	3,836	1,791	1,934
Interest and other income, net	2,052	513	3,003	1,086
Gain on sale of real estate	—	33,396	39,033	33,851
Net loss attributable to noncontrolling interests	—	125	—	127
Consolidated NOI	78,637	81,234	155,095	164,057
NOI attributable to unconsolidated real estate ventures at our share	5,091	9,024	10,260	18,261
Non-cash rent adjustments (2)	(8,738)	(1,237)	(15,544)	(2,333)
Other adjustments (3)	3,758	3,623	7,083	7,839
Total adjustments	111	11,410	1,799	23,767
NOI	$78,748	$92,644	$156,894	$187,824
Less: out-of-service NOI loss (4)	(1,556)	(1,456)	(2,827)	(2,264)
Operating portfolio NOI	$80,304	$94,100	$159,721	$190,088
Non-same store NOI (5)	6,311	12,611	12,721	27,219
Same store NOI (6)	$73,993	$81,489	$147,000	$162,869

Change in same store NOI	(9.2)%		(9.7)%
Number of properties in same store pool	55		55

___________________

(1)	Excludes parking income of $6.7 million and $6.6 million for the three months ended June 30, 2019 and 2018, and $13.1 million and $13.0 million for the six months ended June 30, 2019 and 2018.

(2)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.

(3)	Adjustment to include other income and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue.

(4)	Includes the results for our Under Construction assets and Future Development Pipeline.

(5)
Includes the results for properties that were not owned, operated and in service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. The decrease in non-same store NOI is primarily attributable to lost income from disposed assets.

(6)
Includes the results of the properties that are owned, operated and in service for the entirety of both periods being compared except for properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

TABLE OF CONTENTS	JUNE 30, 2019

Page
Overview
Disclosures	3-4
Company Profile	5-6
Financial Highlights	7
Financial Highlights - Trends	8-9
Portfolio Overview	10
Financial Information
Condensed Consolidated Balance Sheets	11
Condensed Consolidated Statements of Operations	12
Unconsolidated Real Estate Ventures - Balance Sheet and Operating Information	13
Other Tangible Assets and Liabilities	14
EBITDA, EBITDAre and Adjusted EBITDA (Non-GAAP)	15
FFO, Core FFO and FAD (Non-GAAP)	16-17
Third-Party Asset Management and Real Estate Services Business (Non-GAAP)	18
Pro Rata Adjusted General and Administrative Expenses (Non-GAAP)	19
Operating Assets	20
Summary & Same Store NOI (Non-GAAP)	21-22
Summary NOI (Non-GAAP)	23
Summary NOI - Commercial (Non-GAAP)	24
Summary NOI - Multifamily (Non-GAAP)	25
NOI Reconciliations (Non-GAAP)	26
Leasing Activity
Leasing Activity - Office	27
Net Effective Rent - Office	28
Lease Expirations	29
Signed But Not Yet Commenced Leases	30
Tenant Concentration	31
Industry Diversity	32
Property Data
Portfolio Summary	33
Property Tables:
Commercial	34-37
Multifamily	38-40
Under Construction	41
Future Development	42
Disposition Activity	43
Debt
Debt Summary	44
Debt by Instrument	45-46
Real Estate Ventures
Consolidated Real Estate Ventures	47
Unconsolidated Real Estate Ventures	48-49
Definitions	50-53
Appendices - Reconciliations of Non-GAAP Financial Measures	54-57

DISCLOSURES	JUNE 30, 2019

Forward-Looking Statements
Certain statements contained herein may constitute “forward-looking statements” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties (“JBG SMITH”, the “Company”, "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximate”, “hypothetical”, “potential”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “would”, “may” or similar expressions in this document. We also note the following forward-looking statements: our potential net operating income ("NOI") growth and the assumptions on which such growth is premised, our estimated future leverage (Debt/EBITDA) profile, the potential effect of Amazon.com, Inc. ("Amazon") on job growth, rent growth and cap rates in the Washington, DC metropolitan area and National Landing, in particular, our anticipated dispositions and 1031 exchanges, our indicated annual dividend per share and dividend yield, annualized NOI; adjusted annualized NOI; in the case of our construction assets, estimated square feet, estimated number of units, the estimated completion date, estimated stabilization date, estimated incremental investment, estimated total investment, projected NOI yield, weighted average projected NOI yield, NOI yield or estimated total project cost, estimated total NOI weighted average completion date, weighted average stabilization date and estimated incremental investment, intended type of asset use and potential tenants, and estimated stabilized NOI; and in the case of our future development assets, estimated potential development density, estimated commercial SF/multifamily units to be replaced, estimated remaining acquisition cost, estimated capitalized cost, estimated total investment, expected key Amazon transaction terms, our anticipated role as developer, property manager and retail leasing agent in connection with Amazon’s new headquarters, planned infrastructure and education improvements related to Amazon’s new headquarters; the economic impacts of Amazon’s new headquarters on the DC region and National Landing, our development planned related to Amazon’s new headquarters, the expected accretion to our net asset value ("NAV") as a result of the Amazon transaction and our future NAV growth rate; in the case of our Amazon lease transactions and our development opportunities in National Landing, the total square feet to be leased to Amazon and the expected net effective rent, estimated square feet, estimated number of units, the estimated construction start and occupancy dates, estimated incremental investment, and projected NOI yield; and in the case of our future development opportunities, estimated potential development density. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see “Risk Factors” and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the issuance of this Investor Package.

We are reiterating the assumptions in our estimated NOI bridge and the potential estimated NAV impact from Amazon in National Landing, which can be found in our Spring 2019 Investor Day presentation on our website at http://investors.jbgsmith.com/presentations.

Organization and Basis of Presentation
JBG SMITH Properties ("JBG SMITH") was organized as a Maryland real estate investment trust ("REIT") on October 27, 2016 for the purpose of receiving, via the spin-off on July 17, 2017 (the "Separation"), substantially all of the assets and liabilities of Vornado Realty Trust's ("Vornado") Washington, D.C. segment. On July 18, 2017, JBG SMITH acquired the management business and certain assets and liabilities of The JBG Companies ("JBG") (the "Combination"). The Separation and the Combination are collectively referred to as the "Formation Transaction."

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America (“GAAP”) and is unaudited information, unless otherwise indicated.

Pro Rata Information
We present certain financial information and metrics in this Investor Package “at JBG SMITH Share,” which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, “real estate ventures”) as applied to these financial measures and metrics. Financial information “at JBG SMITH Share” is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset’s financial information. “At JBG SMITH Share” information,

DISCLOSURES	JUNE 30, 2019

which we also refer to as being “at share,” “our pro rata share” or “our share,” is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.
We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers’ share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.
With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers’ interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP “at JBG SMITH Share” financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.
Definitions
See pages 50-53 for definitions of terms used in this Investor Package.

Information herein with respect to the proposed transaction with Amazon is based on executed leases and purchase and sale agreements between us and Amazon. Closing under these agreements is subject to customary closing conditions.
Non-GAAP Measures
This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

•	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

•	EBITDA for Real Estate ("EBITDAre")

•	Adjusted EBITDA

•	Funds from Operations ("FFO")

•	Core FFO

•	Funds Available for Distribution ("FAD")

•	Net Operating Income ("NOI")

•	Annualized NOI

•	Adjusted Annualized NOI

•	Estimated Stabilized NOI

•	Projected NOI Yield

•	Same Store NOI

•	Adjusted Consolidated and Unconsolidated Indebtedness

•	Net Debt

•	Pro Rata Adjusted General and Administrative Expenses

COMPANY PROFILE	JUNE 30, 2019 (Unaudited)

Company Overview

JBG SMITH is an S&P 400 company that owns, operates, invests in and develops assets concentrated in leading urban infill submarkets in and around Washington, DC. We own and operate a portfolio of high-quality commercial and multifamily assets, many of which are amenitized with ancillary retail. Our portfolio reflects our longstanding strategy of owning and operating assets within the Metro-served submarkets in the Washington, DC metropolitan area that have high barriers to entry and key urban amenities, including being within walking distance of a Metro station. Our revenues are derived primarily from leases with commercial and multifamily tenants, including fixed rents and reimbursements from tenants for certain expenses such as real estate taxes, property operating expenses, and repairs and maintenance. In addition to our portfolio, we have a third-party asset management and real estate services business that provides fee-based real estate services to third parties, our real estate ventures and the legacy funds formerly organized by JBG ("JBG Legacy Funds").

Q2 2019 Financial Results

▪	Net loss attributable to common shareholders was $3.0 million, or $0.03 per diluted share.

▪	FFO attributable to common shareholders was $39.4 million, or $0.30 per diluted share.

▪	Core FFO attributable to common shareholders was $54.5 million, or $0.41 per diluted share.

Q2 2019 to Q1 2019 Comparison

Below are the key highlights regarding quarter over quarter changes in the JBG SMITH portfolio.

Operating Assets

▪	Annualized NOI for the operating portfolio for the three months ended June 30, 2019 was $322.0 million, compared to $321.6 million for the three months ended March 31, 2019, at our share.

▪	The operating commercial portfolio was 90.3% leased and 86.0% occupied as of June 30, 2019, compared to 90.2% and 85.6% as of March 31, 2019, at our share.

▪	The operating multifamily portfolio was 98.0% leased and 95.0% occupied as of June 30, 2019, compared to 97.0% and 94.8% as of March 31, 2019, at our share.

▪
Same store NOI at our share decreased 9.2% to $74.0 million for the three months ended June 30, 2019, compared to $81.5 million for the three months ended June 30, 2018. The decrease in same store NOI for the three months ended June 30, 2019 is largely attributable to increased rental abatements, lower NOI at Crystal City Marriott, as a result of the ongoing room renovations, and an increase in assumed lease liability payments. The reported same store pools as of June 30, 2019 include only the assets that were in service for the entirety of both periods being compared. See page 52 for the definition of same store.

Under Construction

▪
During the quarter ended June 30, 2019, there were eight assets under construction (four commercial assets and four multifamily assets), consisting of 821,099 square feet and 1,298 units, both at our share.

Near-Term Development

▪	As of June 30, 2019, there were no assets in near-term development.

Future Development

▪
As of June 30, 2019, there were 40 future development assets consisting of 18.7 million square feet of estimated potential density at our share, including the 4.1 million square feet held for sale to Amazon.

COMPANY PROFILE	JUNE 30, 2019 (Unaudited)

Company Overview

Equity Offering
In April 2019, we closed an underwritten public offering of 11.5 million common shares (including 1.5 million common shares related to the exercise of the underwriters' option to cover overallotments) at $42.00 per share, which generated net proceeds, after deducting the underwriting discounts and commissions and other offering expenses, of $472.8 million. We intend to use the net proceeds to fund development opportunities and for general corporate purposes.

Disposition Activity
In July 2019, we sold 1600 K Street, an 83,000 square foot commercial asset located in Washington DC, for $43.0 million.

Executive Officers			Company Snapshot as of June 30, 2019

W. Matthew Kelly	Chief Executive Officer and Trustee		Exchange/ticker	NYSE: JBGS
David P. Paul	President and Chief Operating Officer		Insider ownership (1)	approximately 8%
Stephen W. Theriot	Chief Financial Officer		Indicated annual dividend per share	$0.90
Kevin P. Reynolds	Chief Development Officer		Dividend yield	2.3%
Steven A. Museles	Chief Legal Officer
M. Moina Banerjee	Executive Vice President, Head of Capital Markets		Total Enterprise Value (dollars in billions, except share price)
			Common share price	$39.34
			Common shares and common limited partnership units ("OP Units") outstanding (in millions)	149.28
			Total market capitalization	$5.87
			Total consolidated and unconsolidated indebtedness at JBG SMITH share	1.97
			Less: cash and cash equivalents at JBG SMITH share	(0.29)
			Net debt	$1.68
			Total Enterprise Value	$7.55

			Net Debt / Total Enterprise Value	22.2%

		(1)
Represents the percentage of all outstanding common shares of JBG SMITH Properties owned or represented by the Company’s trustees and executive officers as of the date of the annual proxy assuming that all OP Units are redeemed for shares and including the 11.5 million common shares issued in the underwritten public offering completed in April 2019.

FINANCIAL HIGHLIGHTS	JUNE 30, 2019 (Unaudited)

dollars in thousands, except per share data	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019

Summary Financial Results
Total revenue	$160,617	$315,816
Net income (loss) attributable to common shareholders	$(3,040)	$21,821
Per diluted common share	$(0.03)	$0.16
Operating portfolio NOI	$80,304	$159,721
FFO attributable to operating partnership common units (1)	$44,445	$84,347
Per operating partnership common unit	$0.30	$0.59
Core FFO attributable to operating partnership common units (1)	$61,437	$111,693
Per operating partnership common unit	$0.41	$0.78
FAD attributable to the operating partnership common units (1)	$37,520	$64,660
FAD payout ratio	90.6%	101.0%
EBITDA attributable to operating partnership common units (1)	$66,178	$166,952
EBITDAre attributable to operating partnership common units (1)	$65,843	$127,584
Adjusted EBITDA attributable to operating partnership common units (1)	$79,997	$151,323
Net debt / total enterprise value (2)	22.2%	22.2%
Net debt to annualized adjusted EBITDA (2)	5.2x	5.5x

	June 30, 2019

Debt Summary and Key Ratios (at JBG SMITH Share)
Total consolidated indebtedness (3)	$1,653,538
Total consolidated and unconsolidated indebtedness (3)	$1,966,224
Weighted average interest rates:
Variable rate debt	5.10%
Fixed rate debt	4.16%
Total debt	4.27%
Cash and cash equivalents	$289,554
____________________

(1)	Operating partnership common units include units owned by JBG SMITH Properties.

(2)	Includes the $472.8 million of net proceeds from the underwritten public offering completed in April 2019.

(3)	Net of premium/discount and deferred financing costs.

FINANCIAL HIGHLIGHTS - TRENDS	JUNE 30, 2019 (Unaudited)

	Three Months Ended
dollars in thousands, except per share data, at JBG SMITH share	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018
Commercial NOI (1)	$59,735	$59,304	$65,462	$71,314	$75,311
Multifamily NOI (2)	20,569	20,357	20,078	19,615	19,324
Operating portfolio NOI (3)	$80,304	$79,661	$85,540	$90,929	$94,635
Total Annualized NOI (4)	$322,026	$321,583	$341,849	$364,915	$378,540

Net income (loss) attributable to common shareholders	$(3,040)	$24,861	$710	$22,830	$20,574
Per diluted common share	$(0.03)	$0.20	$(0.01)	$0.19	$0.17
FFO attributable to operating partnership common units (3) (5)	$44,445	$39,902	$44,834	$49,246	$42,522
Per operating partnership common unit	$0.30	$0.28	$0.32	$0.36	$0.31
Core FFO attributable to operating partnership common units (3) (5)	$61,437	$50,256	$56,948	$59,256	$62,305
Per operating partnership common unit	$0.41	$0.36	$0.41	$0.43	$0.45
FAD attributable to operating partnership common units (5) (6)	$37,520	$27,140	$20,736	$45,019	$57,568
FAD payout ratio	90.6%	115.3%	150.9%	69.3%	54.2%
EBITDA attributable to operating partnership common units (3) (5)	$66,178	$100,774	$97,503	$102,109	$101,211
EBITDAre attributable to operating partnership common units (3) (5)	$65,843	$61,741	$70,555	$74,683	$67,815
Adjusted EBITDA attributable to operating partnership common units (3) (5)	$79,997	$71,326	$82,608	$83,842	$87,226
Net debt / total enterprise value (7)	22.2%	26.3%	31.0%	30.8%	30.5%
Net debt to annualized adjusted EBITDA (7)	5.2x	7.1x	6.5x	6.7x	6.3x

	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018

Number of Operating Assets
Commercial (1)	46	45	46	49	51
Multifamily (2)	16	16	16	16	16
Total	62	61	62	65	67

Operating Portfolio % Leased (8)
Commercial (1) (9)	90.3%	90.2%	89.6%	87.1%	87.5%
Multifamily (2)	98.0%	97.0%	95.7%	96.1%	95.9%
Weighted Average	92.3%	92.0%	91.2%	89.4%	89.5%

Operating Portfolio % Occupied (10)
Commercial (1) (9)	86.0%	85.6%	85.5%	85.4%	86.0%
Multifamily (2)	95.0%	94.8%	93.9%	94.3%	92.6%
Weighted Average	88.4%	88.1%	87.7%	87.6%	87.7%

See footnotes on page 9.

FINANCIAL HIGHLIGHTS - TRENDS	JUNE 30, 2019 (Unaudited)

Footnotes
Note: See appendices for reconciliations of non-GAAP financial measures to their respective comparable GAAP financial measures.

(1)
Beginning in Q4 2018, we renamed the Office portfolio to the Commercial portfolio and reclassified Vienna Retail, Stonebridge at Potomac Town Center and Crystal City Marriott from the Other portfolio to the Commercial portfolio. All prior periods have been restated to conform to the new presentation.

(2)	Beginning in Q4 2018, we reclassified North End Retail from the Other portfolio to the Multifamily portfolio. All prior periods have been restated to conform to the new presentation.

(3)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $2.2 million, $1.5 million and $1.5 million for Q4 2018, Q3 2018 and Q2 2018).

(4)	Beginning in Q3 2018, JBG SMITH revised the presentation of annualized NOI for Crystal City Marriott to reflect the trailing 12-month NOI due to the seasonality in the hospitality business.

(5)	Operating partnership common units include units owned by JBG SMITH Properties.

(6)
Since Q4 2018, FAD available to the Operating Partnership Common Units has been adversely impacted by increases in second generation tenant improvements and leasing commissions from the early renewal of several leases during the quarters. Additionally, Q4 2018 was further impacted by increases in recurring capital expenditures, which is consistent with historical seasonality trends.

(7)	Q2 2019 includes the $472.8 million of net proceeds from the underwritten public offering completed in April 2019.

(8)	Beginning in Q3 2018, JBG SMITH excludes storage square feet from the percent leased metric.

(9)	Crystal City Marriott and 1700 M Street are excluded from the percent leased and the percent occupied metrics.

(10)	Percent occupied excludes occupied retail square feet.

PORTFOLIO OVERVIEW	JUNE 30, 2019 (Unaudited)

		100% Share	At JBG SMITH Share
	Number of Assets	Square Feet/Units	Square Feet/Units	% Leased	% Occupied	Annualized Rent (in thousands)	Annualized Rent per Square Foot/Monthly Rent Per Unit (1)	Annualized NOI (in thousands)

Operating
Commercial (2)
In service	45	12,611,379	10,973,761	90.4%	86.1%	$411,463	$44.78	$241,454
Recently delivered	1	215,194	105,435	79.3%	74.3%	4,277	54.58	(1,704)
Total / weighted average	46	12,826,573	11,079,196	90.3%	86.0%	$415,740	$44.87	$239,750
Multifamily
In service	16	6,321	4,537	98.0%	95.0%	$116,090	$2,144	$82,276
					88.1%
Operating - Total / Weighted Average	62	12,826,573 SF/ 6,321 Units	11,079,196 SF/ 4,537 Units	92.3%	88.4%	$531,830	$44.87 per SF/ $2,144 per unit	$322,026

Development (3)
Under Construction
Commercial (4)	4	943,244	821,099	84.0%
Multifamily	4	1,476	1,298	N/A

Development - Total	8	943,244 SF/ 1,476 Units	821,099 SF/ 1,298 Units	84.0%

Future Development	40	21,921,200	18,667,300

_______________

(1)
For commercial assets, represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. For multifamily assets, represents monthly multifamily rent divided by occupied units; retail rent is excluded from this metric. Crystal City Marriott and 1700 M Street are excluded from annualized rent per square foot metrics. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.

(2)	Crystal City Marriott and 1700 M Street are excluded from percent leased, percent occupied, annualized rent, and annualized rent per square foot metrics.

(3)	Refer to pages 41-42 for detail on under construction and future development assets.

(4)	Includes JBG SMITH’s lease for approximately 84,400 square feet at 4747 Bethesda Avenue.

CONDENSED CONSOLIDATED BALANCE SHEETS	JUNE 30, 2019 (Unaudited)

in thousands	June 30, 2019	December 31, 2018

ASSETS
Real estate, at cost:
Land and improvements	$1,227,558	$1,371,874
Buildings and improvements	3,717,356	3,722,930
Construction in progress, including land	859,717	697,930
	5,804,631	5,792,734
Less accumulated depreciation	(1,093,665)	(1,051,875)
Real estate, net	4,710,966	4,740,859
Cash and cash equivalents	280,349	260,553
Restricted cash	16,429	138,979
Tenant and other receivables, net	51,787	46,568
Deferred rent receivable, net	162,641	143,473
Investments in unconsolidated real estate ventures	319,756	322,878
Other assets, net	296,916	264,994
Assets held for sale	168,431	78,981
TOTAL ASSETS	$6,007,275	$5,997,285

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,360,467	$1,838,381
Unsecured term loans, net	296,952	297,129
Accounts payable and accrued expenses	140,132	130,960
Other liabilities, net	192,638	181,606
Liabilities related to assets held for sale	—	3,717
Total liabilities	1,990,189	2,451,793
Commitments and contingencies
Redeemable noncontrolling interests	574,228	558,140
Total equity	3,442,858	2,987,352
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,007,275	$5,997,285

_______________

Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	JUNE 30, 2019 (Unaudited) (Unaudited) (In thousands)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
REVENUE
Property rentals	$122,326	$126,591	$241,739	$257,819
Third-party real estate services, including reimbursements	29,487	24,160	57,178	48,490
Other income	8,804	8,696	16,899	16,175
Total revenue	160,617	159,447	315,816	322,484
EXPENSES
Depreciation and amortization	45,995	48,117	94,714	97,277
Property operating	32,113	34,464	64,287	69,622
Real estate taxes	18,266	17,509	35,501	37,119
General and administrative:
Corporate and other	11,559	8,603	23,873	17,017
Third-party real estate services	28,710	21,189	56,776	43,798
Share-based compensation related to Formation Transaction and special equity awards	9,523	9,097	20,654	18,525
Transaction and other costs	2,974	3,787	7,869	8,008
Total expenses	149,140	142,766	303,674	291,366
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(1,810)	3,836	1,791	1,934
Interest and other income, net	2,052	513	3,003	1,086
Interest expense	(13,107)	(18,027)	(30,281)	(37,284)
Gain on sale of real estate	—	33,396	39,033	33,851
Loss on extinguishment of debt	(1,889)	(4,457)	(1,889)	(4,457)
Reduction of gain on bargain purchase	—	(7,606)	—	(7,606)
Total other income (expense)	(14,754)	7,655	11,657	(12,476)
INCOME (LOSS) BEFORE INCOME TAX (EXPENSE) BENEFIT	(3,277)	24,336	23,799	18,642
Income tax (expense) benefit	(51)	(313)	1,121	595
NET INCOME (LOSS)	(3,328)	24,023	24,920	19,237
Net (income) loss attributable to redeemable noncontrolling interests	288	(3,574)	(3,099)	(2,980)
Net loss attributable to noncontrolling interests	—	125	—	127
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(3,040)	$20,574	$21,821	$16,384
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.03)	$0.17	$0.16	$0.14
Diluted	$(0.03)	$0.17	$0.16	$0.14
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING :
Basic	131,754	117,955	127,189	117,955
Diluted	131,754	117,955	127,189	117,955
___________________
Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

UNCONSOLIDATED REAL ESTATE VENTURES	JUNE 30, 2019 (Unaudited)

in thousands, at JBG SMITH share
BALANCE SHEET INFORMATION	June 30, 2019

Total real estate, at cost	$649,122
Less accumulated depreciation	(33,289)
Real estate, net	615,833
Cash and cash equivalents	9,224
Other assets, net	43,440
Total assets	$668,497
Borrowings, net	$312,686
Other liabilities, net	48,012
Total liabilities	$360,698

OPERATING INFORMATION	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Total revenue	$17,185	30,952
Expenses:
Depreciation and amortization	4,828	9,505
Property operating	8,240	15,937
Real estate taxes	1,598	2,905
Total expenses	14,666	28,347
Other income (expense):
Interest expense	(4,221)	(7,897)
Gain on the sale of unconsolidated real estate venture	335	335
Interest and other income, net	584	587
Loss before income tax expense	(783)	(4,370)
Income tax expense	—	(1)
Net loss	$(783)	$(4,371)
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture	232	6,673
Other	(1,259)	(511)
Income (loss) from unconsolidated real estate ventures, net	$(1,810)	$1,791

OTHER TANGIBLE ASSETS AND LIABILITIES	JUNE 30, 2019 (Unaudited)

in thousands, at JBG SMITH share	June 30, 2019

Other Tangible Assets, Net (1) (2)
Restricted cash	$20,235
Tenant and other receivables, net	55,741
Other assets, net	32,674
Total Other Tangible Assets, Net	$108,650

Other Tangible Liabilities, Net (2) (3)
Accounts payable and accrued liabilities	$165,239
Other liabilities, net	151,629
Total Other Tangible Liabilities, Net	$316,868

____________________

(1)	Excludes cash and cash equivalents.

(2)	Excludes assets held for sale and liabilities related to assets held for sale.

(3)	Excludes debt.

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)	JUNE 30, 2019 (Unaudited)

dollars in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(3,328)	$24,023	$24,920	$19,237
Depreciation and amortization expense	45,995	48,117	94,714	97,277
Interest expense (1)	13,107	18,027	30,281	37,284
Income tax (expense) benefit	51	313	(1,121)	(595)
Unconsolidated real estate ventures allocated share of above adjustments	10,357	10,602	18,163	20,777
Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures	(4)	129	(5)	129
EBITDA (2)	$66,178	$101,211	$166,952	$174,109
Gain on sale of real estate	—	(33,396)	(39,033)	(33,851)
Gain on sale of unconsolidated real estate assets	(335)	—	(335)	—
EBITDAre (2)	$65,843	$67,815	$127,584	$140,258
Transaction and other costs (3)	2,974	3,787	7,869	8,008
Loss on extinguishment of debt	1,889	4,457	1,889	4,457
Reduction of gain on bargain purchase	—	7,606	—	7,606
Share-based compensation related to Formation Transaction and special equity awards	9,523	9,097	20,654	18,525
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (4)	(232)	(5,412)	(6,673)	(5,412)
Unconsolidated real estate ventures allocated share of above adjustments	—	—	—	30
Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures	—	(124)	—	(124)
Adjusted EBITDA (2)	$79,997	$87,226	$151,323	$173,348

Net Debt to Annualized Adjusted EBITDA (5)	5.2x	6.3x	5.5x	6.3x

	June 30, 2019	June 30, 2018
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (6)	$1,653,538	$2,033,183
Unconsolidated indebtedness (6)	312,686	440,177
Total consolidated and unconsolidated indebtedness	1,966,224	2,473,360
Less: cash and cash equivalents	289,554	276,629
Net Debt (at JBG SMITH Share)	$1,676,670	$2,196,731
	$(0.29)
____________________
Note: All EBITDA measures as shown above are attributable to operating partnership common units. EBITDAre for the six months ended June 30, 2018 was restated in compliance with the definition established by National Association of Real Estate Investment Trusts (“NAREIT”) in the NAREIT FFO White Paper - 2018 Restatement issued in 2018.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.

(2)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $1.5 million and $2.8 million for the three and six months ended June 30, 2018).

(3)
Includes fees and expenses incurred in connection with the Formation Transaction (including transition services provided by our former parent, integration costs and severance costs), demolition costs and costs related to other completed, potential and pursued transactions.

(4)
As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.

(5)
Net Debt to Annualized Adjusted EBITDA for the three and six months ended June 30, 2019 includes $472.8 million of net proceeds from the underwritten public offering completed in April 2019. Adjusted EBITDA for the three months ended June 30, 2019 and 2018 is annualized by multiplying by four. Adjusted EBITDA for the six months ended June 30, 2019 and 2018 is annualized by multiplying by two.

(6)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD (NON-GAAP)	JUNE 30, 2019 (Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(3,040)	$20,574	$21,821	$16,384
Net income (loss) attributable to redeemable noncontrolling interests	(288)	3,574	3,099	2,980
Net loss attributable to noncontrolling interests	—	(125)	—	(127)
Net income (loss)	(3,328)	24,023	24,920	19,237
Gain on sale of real estate	—	(33,396)	(39,033)	(33,851)
Gain on sale of unconsolidated real estate assets	(335)	—	(335)	—
Real estate depreciation and amortization	43,308	45,587	89,343	92,226
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	4,804	6,179	9,457	12,615
Net (income) loss attributable to noncontrolling interests in consolidated real estate ventures	(4)	129	(5)	131
FFO Attributable to Operating Partnership Common Units (1)	$44,445	$42,522	$84,347	$90,358
FFO attributable to redeemable noncontrolling interests	(5,014)	(6,299)	(9,797)	(13,426)
FFO attributable to common shareholders (1)	$39,431	$36,223	$74,550	$76,932

FFO attributable to the operating partnership common units	$44,445	$42,522	$84,347	$90,358
Transaction and other costs, net of tax (2)	2,847	3,394	7,473	7,530
(Gain) loss from mark-to-market on derivative instruments	524	(432)	48	(1,551)
Share of (gain) loss from mark-to-market on derivative instruments held by unconsolidated real estate ventures	1,153	(90)	1,380	(432)
Loss on extinguishment of debt, net of noncontrolling interests	1,889	4,333	1,889	4,333
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (3)	(232)	(5,412)	(6,673)	(5,412)
Reduction of gain on bargain purchase	—	7,606	—	7,606
Share-based compensation related to Formation Transaction and special equity awards	9,523	9,097	20,654	18,525
Amortization of management contracts intangible, net of tax	1,288	1,287	2,575	2,573
Core FFO Attributable to Operating Partnership Common Units (1)	$61,437	$62,305	$111,693	$123,530
Core FFO attributable to redeemable noncontrolling interests	(6,931)	(9,229)	(12,955)	(18,266)
Core FFO attributable to common shareholders (1)	$54,506	$53,076	$98,738	$105,264
FFO per diluted common share	$0.30	$0.31	$0.59	$0.65
Core FFO per diluted common share	$0.41	$0.45	$0.78	$0.89
Weighted average diluted shares	131,754	117,955	127,189	117,955

FAD
Core FFO attributable to the operating partnership common units	$61,437	$62,305	$111,693	$123,530
Recurring capital expenditures and second generation tenant improvements and leasing commissions	(20,076)	(11,057)	(42,373)	(17,154)
Straight-line and other rent adjustments (4)	(8,739)	(1,216)	(15,547)	(2,291)
Share of straight-line rent from unconsolidated real estate ventures	(1,473)	189	(1,608)	348
Third-party lease liability assumption payments	(1,183)	(619)	(2,319)	(1,091)
Share of third party lease liability assumption payments for unconsolidated real estate ventures	—	—	—	(50)
Share-based compensation expense	5,694	5,941	11,024	10,217
Amortization of debt issuance costs	875	1,201	1,845	2,365
Share of amortization of debt issuance costs from unconsolidated real estate ventures	69	66	117	135
Non-real estate depreciation and amortization	916	758	1,828	1,507
FAD available to the Operating Partnership Common Units (A) (5)	$37,520	$57,568	$64,660	$117,516
Distributions to common shareholders and unitholders (6) (B)	$34,006	$31,197	$65,290	$62,394
FAD Payout Ratio (B÷A) (7)	90.6%	54.2%	101.0%	53.1%
See footnotes on page 17.

FFO, CORE FFO AND FAD (NON-GAAP)	JUNE 30, 2019 (Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Capital Expenditures
Maintenance and recurring capital expenditures	$7,252	$3,989	$12,747	$6,672
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	252	250	340	1,399
Second generation tenant improvements and leasing commissions	12,357	6,273	28,512	8,166
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures	215	545	774	917
Recurring capital expenditures and second generation tenant improvements and leasing commissions	20,076	11,057	42,373	17,154
First generation tenant improvements and leasing commissions	18,996	6,676	25,193	10,861
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures	419	1,391	652	2,386
Non-recurring capital expenditures	5,470	3,765	12,192	7,131
Share of non-recurring capital expenditures from unconsolidated joint ventures	30	142	30	762
Non-recurring capital expenditures	24,915	11,974	38,067	21,140
Total JBG SMITH Share of Capital Expenditures	$44,991	$23,031	$80,440	$38,294
_______________
Note: FFO attributable to operating partnership common units and FFO attributable to common shareholders for the six months ended June 30, 2018 were restated in compliance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018.

(1)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $1.5 million and $2.8 million for the three and six months ended June 30, 2018).

(2)
Includes fees and expenses incurred in connection with the Formation Transaction (including transition services provided by our former parent, integration costs, and severance costs), demolition costs and costs related to other completed, potential and pursued transactions.

(3)
As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.

(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.

(5)
The decline in FAD available to the Operating Partnership Common Units was attributable to a significant increase in second generation tenant improvements and leasing commissions from the early renewal of several leases during the three and six months ended June 30, 2019.

(6)	The distribution for the six months ended June 30, 2019 excludes a special dividend of $0.10 per common share that was paid in January 2019.

(7)
The FAD payout ratio on a quarterly basis is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	JUNE 30, 2019 (Unaudited)

dollars in thousands, at JBG SMITH share	Three Months Ended June 30, 2019
	Source of Revenue
	Third-Party Management	JBG SMITH JV Partner (1)	JBG Legacy Funds	Total

Service Revenue
Property management fees	$2,717	$1,134	$1,509	$5,360
Asset management fees	—	548	2,925	3,473
Leasing fees	827	204	61	1,092
Development fees	892	419	1,233	2,544
Construction management fees	108	230	137	475
Other service revenue	469	989	161	1,619
Total Revenue (2)	$5,013	$3,524	$6,026	$14,563
Pro Rata adjusted general and administrative expense: third-party real estate services (3)				(12,128)
Total Services Revenue Less Allocated General and Administrative Expenses (4)				$2,435

____________________

(1)
Service revenues from joint ventures are calculated on an asset-by-asset basis by applying our real estate venture partners’ respective economic interests to the fees we earned from each consolidated and unconsolidated real estate venture.

(2)
Included in “Third-party real estate services, including reimbursements” in our consolidated statement of operations are $14.2 million of reimbursement revenue and $0.7 million of service revenue from our economic interest in consolidated and unconsolidated real estate ventures that are excluded from this table.

(3)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and JBG Legacy Funds.
We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.
Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners’ respective economic interests to the total general and administrative expenses allocated to each asset. See "pro rata adjusted general and administrative expenses" on the next page for a reconciliation of "G&A: third-party real estate services" to "Pro Rata adjusted general and administrative expense: third-party real estate services."

(4)
Services revenue, excluding reimbursement revenue and service revenue from our economic interest in consolidated and unconsolidated real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure for its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by the Company and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	JUNE 30, 2019 (Unaudited)

dollars in thousands	Three Months Ended June 30, 2019
	Per Statement of Operations	Adjustments (1)			Pro Rata Adjusted
		A	B	C

General and Administrative Expenses
Corporate and other	$11,559	$—	$—	$2,401	$13,960
Third-party real estate services	28,710	—	(14,230)	(2,401)	12,079
Share-based compensation related to Formation Transaction and special equity awards	9,523	(9,523)	—	—	—
Total	$49,792	$(9,523)	$(14,230)	$—	$26,039

_______________

(1)	Adjustments:

A - Removes share-based compensation related to the Formation Transaction and special equity awards.
B - Removes $14.2 million of G&A expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 18. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

C - Reflects an adjustment to allocate our share of G&A expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners' share of G&A expenses from "Corporate and other" to "Third-party real estate services."

OPERATING ASSETS	JUNE 30, 2019 (Unaudited)

dollars in thousands, at JBG SMITH share				Plus: Signed But Not Yet Commenced Leases	Adjusted Annualized NOI
		Q2 2019 NOI	Annualized NOI
	% Occupied

Commercial (1)
DC	91.6%	$12,991	$51,964	$1,281	$53,245
VA	84.7%	43,881	176,334	22,254	198,588
MD	85.8%	2,863	11,452	989	12,441
Total / weighted average	86.0%	$59,735	$239,750	$24,524	$264,274

Multifamily
DC	93.1%	$6,588	$26,352	$95	$26,447
VA	95.6%	12,342	49,368	—	49,368
MD	96.0%	1,639	6,556	—	6,556
Total / weighted average	95.0%	$20,569	$82,276	$95	$82,371

Total / Weighted Average	88.4%	$80,304	$322,026	$24,619	$346,645

____________________

(1)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.

SUMMARY & SAME STORE NOI (NON-GAAP)	JUNE 30, 2019 (Unaudited)

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Three Months Ended June 30,
	Number of Assets	Square Feet/Units	Square Feet/Units	% Leased (1)	% Occupied (1)	2019	2018	% Change

Same Store (2)
DC	14	2,573,585 SF/ 1,541 Units	1,863,544 SF/ 857 Units	95.0%	93.2%	$18,180	$19,305	(5.8)%
VA	32	8,559,681 SF/ 3,202 Units	7,683,477 SF/ 2,891 Units	91.4%	86.6%	51,311	58,590	(12.4)%
MD	9	551,815 SF/ 1,287 Units	500,442 SF/ 498 Units	93.1%	90.4%	4,502	3,594	25.3%
Total / weighted average	55	11,685,081 SF/ 6,030 Units	10,047,463 SF/ 4,246 Units	92.2%	88.1%	$73,993	$81,489	(9.2)%

Non-Same Store (3)
DC	3	249,194 SF/ 291 Units	139,435 SF/ 291 Units	89.1%	84.4%	$1,399	$5,509	(74.6)%
VA	4	892,298 SF	892,298 SF	95.3%	95.2%	4,912	7,102	(30.8)%
MD	—	—	—	—	—	—	—	—
Total / weighted average	7	1,141,492 SF/ 291 Units	1,031,733 SF/ 291 Units	93.6%	92.2%	$6,311	$12,611	(50.0)%

Total Operating Portfolio
DC	17	2,822,779 SF/ 1,832 Units	2,002,979 SF/ 1,148 Units	94.4%	92.1%	$19,579	$24,814	(21.1)%
VA	36	9,451,979 SF/ 3,202 Units	8,575,775 SF/ 2,891 Units	91.7%	87.2%	56,223	65,692	(14.4)%
MD	9	551,815 SF/ 1,287 Units	500,442 SF/ 498 Units	93.1%	90.4%	4,502	3,594	25.3%
Operating Portfolio - Total / Weighted Average	62	12,826,573 SF/ 6,321 Units	11,079,196 SF/ 4,537 Units	92.3%	88.4%	$80,304	$94,100	(14.7)%
_______________

(1)	Crystal City Marriott and 1700 M Street are excluded from the percent leased and percent occupied metrics.

(2)
Same store refers to the pool of assets that were in service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

(3)	The decrease in non-same store NOI is primarily attributable to lost income from disposed assets.

SUMMARY & SAME STORE NOI (NON-GAAP)	JUNE 30, 2019 (Unaudited)

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Six Months Ended June 30,
	Number of Assets	Square Feet/Units	Square Feet/Units	% Leased (1)	% Occupied (1)	2019	2018	% Change

Same Store (2)
DC	14	2,573,585 SF/ 1,541 Units	1,863,544 SF/ 857 Units	95.0%	93.2%	$35,486	$39,498	(10.2)%
VA	32	8,559,681 SF/ 3,202 Units	7,683,477 SF/ 2,891 Units	91.4%	86.6%	103,177	115,630	(10.8)%
MD	9	551,815 SF/ 1,287 Units	500,442 SF/ 498 Units	93.1%	90.4%	8,337	7,741	7.7%
Total / weighted average	55	11,685,081 SF/ 6,030 Units	10,047,463 SF/ 4,246 Units	92.2%	88.1%	$147,000	$162,869	(9.7)%

Non-Same Store (3)
DC	3	249,194 SF/ 291 Units	139,435 SF/ 291 Units	89.1%	84.4%	$2,783	$12,121	(77.0)%
VA	4	892,298 SF	892,298 SF	95.3%	95.2%	9,938	15,098	(34.2)%
MD	—	—	—	—	—	—	—	—
Total / weighted average	7	1,141,492 SF/ 291 Units	1,031,733 SF/ 291 Units	93.6%	92.2%	$12,721	$27,219	(53.3)%

Total Operating Portfolio
DC	17	2,822,779 SF/ 1,832 Units	2,002,979 SF/ 1,148 Units	94.4%	92.1%	$38,269	$51,619	(25.9)%
VA	36	9,451,979 SF/ 3,202 Units	8,575,775 SF/ 2,891 Units	91.7%	87.2%	113,115	130,728	(13.5)%
MD	9	551,815 SF/ 1,287 Units	500,442 SF/ 498 Units	93.1%	90.4%	8,337	7,741	7.7%
Operating Portfolio - Total / Weighted Average	62	12,826,573 SF/ 6,321 Units	11,079,196 SF/ 4,537 Units	92.3%	88.4%	$159,721	$190,088	(16.0)%

See footnotes on page 21.

SUMMARY NOI (NON-GAAP)	JUNE 30, 2019 (Unaudited)

dollars in thousands	NOI for the Three Months Ended June 30, 2019 at JBG SMITH Share
	Consolidated (6)	Unconsolidated	Commercial (6)	Multifamily	Total
Number of operating assets	45	17	46	16	62
Property rentals (1)	$103,542	$7,881	$82,982	$28,441	$111,423
Tenant expense reimbursement	9,135	726	7,804	2,057	9,861
Other revenue	9,899	979	8,942	1,936	10,878
Total revenue	122,576	9,586	99,728	32,434	132,162

Operating expenses	(46,701)	(4,490)	(39,331)	(11,860)	(51,191)
Ground rent expense	(662)	(5)	(662)	(5)	(667)
Total expenses	(47,363)	(4,495)	(39,993)	(11,865)	(51,858)

NOI (1)	$75,213	$5,091	$59,735	$20,569	$80,304

Annualized NOI	$301,662	$20,364	$239,750	$82,276	$322,026
Additional Information
Free rent (at 100% share)	$8,408	$3,363	$11,364	$407	$11,771
Free rent (at JBG SMITH share)	$8,408	$1,214	$9,383	$239	$9,622
Annualized free rent (at JBG SMITH share) (2)	$33,632	$4,856	$37,532	$956	$38,488
Payments associated with assumed lease liabilities (at 100% share)	$1,184	$—	$1,184	$—	$1,184
Payments associated with assumed lease liabilities (at JBG SMITH share)	$1,184	$—	$1,184	$—	$1,184
Annualized payments associated with assumed lease liabilities (at JBG SMITH share)(3)	$4,736	$—	$4,736	$—	$4,736
% occupied (at JBG SMITH share) (4)	88.4%	88.2%	86.0%	95.0%	88.4%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$23,304	$2,816	$26,025	$95	$26,120
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (5)	$23,304	$1,315	$24,524	$95	$24,619
___________________

(1)
Property rentals excludes straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. NOI excludes approximately $4.2 million of related party management fees at JBG SMITH's share. See definition of NOI on page 51.

(2)	Represents JBG SMITH's share of free rent for the three months ended June 30, 2019 multiplied by four.

(3)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended June 30, 2019 multiplied by four.

(4)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.

(5)
Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of June 30, 2019.

(6)	Includes $2.2 million of annualized NOI from 1600 K Street, which was sold in July 2019.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	JUNE 30, 2019 (Unaudited)

dollars in thousands	NOI for the Three Months Ended June 30, 2019 at JBG SMITH Share
	Consolidated (6)	Unconsolidated	DC (6)	VA	MD	Total
Number of operating assets	35	11	11	31	4	46
Property rentals (1)	$77,344	$5,638	$18,520	$60,618	$3,844	$82,982
Tenant expense reimbursement	7,202	602	2,672	4,791	341	7,804
Other revenue	8,119	823	1,774	6,533	635	8,942
Total revenue	92,665	7,063	22,966	71,942	4,820	99,728

Operating expenses	(35,604)	(3,727)	(9,842)	(27,752)	(1,737)	(39,331)
Ground rent expense	(662)	—	(133)	(309)	(220)	(662)
Total expenses	(36,266)	(3,727)	(9,975)	(28,061)	(1,957)	(39,993)

NOI (1)	$56,399	$3,336	$12,991	$43,881	$2,863	$59,735

Annualized NOI	$226,406	$13,344	$51,964	$176,334	$11,452	$239,750
Additional Information
Free rent (at 100% share)	$8,190	$3,174	$4,040	$6,884	$440	$11,364
Free rent (at JBG SMITH share)	$8,190	$1,193	$2,384	$6,763	$236	$9,383
Annualized free rent (at JBG SMITH share) (2)	$32,760	$4,772	$9,536	$27,052	$944	$37,532
Payments associated with assumed lease liabilities (at 100% share)	$1,184	$—	$—	$1,184	$—	$1,184
Payments associated with assumed lease liabilities (at JBG SMITH share)	$1,184	$—	$—	$1,184	$—	$1,184
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (3)	$4,736	$—	$—	$4,736	$—	$4,736
% occupied (at JBG SMITH share) (4)	86.0%	85.8%	91.6%	84.7%	85.8%	86.0%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$23,209	$2,816	$2,627	$22,409	$989	$26,025
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (5)	$23,209	$1,315	$1,281	$22,254	$989	$24,524
___________________

(1)
Property rentals excludes straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. NOI excludes approximately $3.1 million of related party management fees at JBG SMITH's share. See definition of NOI on page 51.

(2)	Represents JBG SMITH's share of free rent for the three months ended June 30, 2019 multiplied by four.

(3)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended June 30, 2019 multiplied by four.

(4)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.

(5)
Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of June 30, 2019.

(6)	Includes $2.2 million of annualized NOI from 1600 K Street, which was sold in July 2019.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	JUNE 30, 2019 (Unaudited)

dollars in thousands	NOI for the Three Months Ended June 30, 2019 at JBG SMITH Share
	Consolidated	Unconsolidated	DC	VA	MD	Total
Number of operating assets	10	6	6	5	5	16
Property rentals (1)	$26,198	$2,243	$8,928	$17,086	$2,427	$28,441
Tenant expense reimbursement	1,933	124	688	1,297	72	2,057
Other revenue	1,780	156	429	1,368	139	1,936
Total revenue	29,911	2,523	10,045	19,751	2,638	32,434

Operating expenses	(11,097)	(763)	(3,457)	(7,409)	(994)	(11,860)
Ground rent expense	—	(5)	—	—	(5)	(5)
Total expenses	(11,097)	(768)	(3,457)	(7,409)	(999)	(11,865)

NOI (1)	$18,814	$1,755	$6,588	$12,342	$1,639	$20,569

Annualized NOI	$75,256	$7,020	$26,352	$49,368	$6,556	$82,276
Additional Information
Free rent (at 100% share)	$218	$189	$208	$129	$70	$407
Free rent (at JBG SMITH share)	$218	$21	$129	$101	$9	$239
Annualized free rent (at JBG SMITH share) (2)	$872	$84	$516	$404	$36	$956
Payments associated with assumed lease liabilities (at 100% share)	$—	$—	$—	$—	$—	$—
Payments associated with assumed lease liabilities (at JBG SMITH share)	$—	$—	$—	$—	$—	$—
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (3)	$—	$—	$—	$—	$—	$—
% occupied (at JBG SMITH share)	95.1%	94.3%	93.1%	95.6%	96.0%	95.0%
Annualized base rent of signed leases, not commenced (at 100% share) (4)	$95	—	$95	—	—	$95
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (4)	$95	—	$95	—	—	$95
___________________

(1)
Property rentals excludes straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. NOI excludes approximately $1.1 million of related party management fees at JBG SMITH's share. See definition of NOI on page 51.

(2)	Represents JBG SMITH's share of free rent for the three months ended June 30, 2019 multiplied by four.

(3)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended June 30, 2019 multiplied by four.

(4)
Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of June 30, 2019.

NOI RECONCILIATIONS (NON-GAAP)	JUNE 30, 2019 (Unaudited)

dollars in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net income (loss) attributable to common shareholders	$(3,040)	$20,574	$21,821	$16,384
Add:
Depreciation and amortization expense	45,995	48,117	94,714	97,277
General and administrative expense:
Corporate and other	11,559	8,603	23,873	17,017
Third-party real estate services	28,710	21,189	56,776	43,798
Share-based compensation related to Formation Transaction and special equity awards	9,523	9,097	20,654	18,525
Transaction and other costs	2,974	3,787	7,869	8,008
Interest expense	13,107	18,027	30,281	37,284
Loss on extinguishment of debt	1,889	4,457	1,889	4,457
Reduction of gain on bargain purchase	—	7,606	—	7,606
Income tax expense (benefit)	51	313	(1,121)	(595)
Net income (loss) attributable to redeemable noncontrolling interests	(288)	3,574	3,099	2,980
Less:
Third-party real estate services, including reimbursements	29,487	24,160	57,178	48,490
Other income (1)	2,114	2,080	3,755	3,196
Income (loss) from unconsolidated real estate ventures, net	(1,810)	3,836	1,791	1,934
Interest and other income, net	2,052	513	3,003	1,086
Gain on sale of real estate	—	33,396	39,033	33,851
Net loss attributable to noncontrolling interests	—	125	—	127
Consolidated NOI	78,637	81,234	155,095	164,057
NOI attributable to unconsolidated real estate ventures at our share	5,091	9,024	10,260	18,261
Non-cash rent adjustments (2)	(8,738)	(1,237)	(15,544)	(2,333)
Other adjustments (3)	3,758	3,623	7,083	7,839
Total adjustments	111	11,410	1,799	23,767
NOI	$78,748	$92,644	$156,894	$187,824
Less: out-of-service NOI loss (4)	(1,556)	(1,456)	(2,827)	(2,264)
Operating portfolio NOI	$80,304	$94,100	$159,721	$190,088
Non-same store NOI (5)	6,311	12,611	12,721	27,219
Same store NOI (6)	$73,993	$81,489	$147,000	$162,869

Change in same store NOI	(9.2)%		(9.7)%
Number of properties in same store pool	55		55
___________________

(1)	Excludes parking income of $6.7 million and $6.6 million for the three months ended June 30, 2019 and 2018, and $13.1 million and $13.0 million for the six months ended June 30, 2019 and 2018.

(2)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.

(3)	Adjustment to include other income and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue.

(4)	Includes the results for our Under Construction assets and Future Development Pipeline.

(5)
Includes the results for properties that were not owned, operated and in service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. The decrease in non-same store NOI is primarily attributable to lost income from disposed assets.

(6)
Includes the results of the properties that are owned, operated and in service for the entirety of both periods being compared except for properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

LEASING ACTIVITY - OFFICE	JUNE 30, 2019 (Unaudited)

square feet in thousands	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Square feet leased:
At 100% share	422	1,229
At JBG SMITH share	395	1,180
Initial rent (1)	$44.82	$44.92
Straight-line rent (2)	$45.35	$45.73
Weighted average lease term (years)	5.2	5.3
Weighted average free rent period (months)	3.3	2.9
Second generation space:	120	676
Square feet	275	504
Cash basis:
Initial rent (1)	$44.04	$44.50
Prior escalated rent	$41.53	$44.62
% change	6.0%	(0.3)%
GAAP basis:
Straight-line rent (2)	$42.85	$44.37
Prior straight-line rent	$37.30	$42.20
% change	14.9%	5.1%
Tenant improvements:
Per square foot	$24.80	$34.45
Per square foot per annum	$4.80	$6.50
% of initial rent	10.7%	14.5%
Leasing commissions:
Per square foot	$6.32	$4.94
Per square foot per annum	$1.22	$0.93
% of initial rent	2.7%	2.1%
___________________
Note: At JBG SMITH share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of rental revenue in accordance with GAAP. Second generation space represents square footage that was vacant for less than nine months.

(1)
Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis deferred rent per square foot.

(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, and includes the effect of free rent and fixed step-ups in rent.

NET EFFECTIVE RENT - OFFICE	JUNE 30, 2019 (Unaudited)

square feet in thousands, dollars per square feet, at JBG SMITH share	Trailing Five Quarter Average	Three Months Ended
		June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Square feet	523	395	785	741	378	319
Weighted average lease term (years)	7.3	5.2	5.4	10.2	7.0	8.6
Initial rent (1)	$46.36	$44.82	$44.97	$45.08	$42.89	$54.01
Base rent per annum (2)	$53.97	$50.73	$49.34	$57.48	$44.43	$67.89
Tenant improvements per annum	(5.98)	(4.80)	(7.32)	(6.54)	(3.77)	(7.46)
Leasing commissions per annum	(1.32)	(1.22)	(0.79)	(1.93)	(0.61)	(2.03)
Free rent per annum	(3.12)	(2.42)	(1.89)	(3.69)	(3.55)	(4.05)
Net Effective Rent	$43.56	$42.29	$39.34	$45.32	$36.50	$54.35

DC
Square feet	78	21	33	72	88	175
Initial rent (1)	$62.19	$65.10	$53.40	$76.45	$49.73	$66.29
Net effective rent	$56.68	$66.17	$39.41	$70.85	$42.34	$64.65

VA
Square feet	422	338	717	658	282	115
Initial rent (1)	$41.71	$43.38	$44.03	$41.83	$41.08	$38.20
Net effective rent	$36.69	$38.96	$38.18	$41.85	$33.86	$30.61

MD
Square feet	24	36	35	10	8	28
Initial rent (1)	$41.94	$46.62	$56.36	$32.24	$31.75	$42.70
Net effective rent	$36.73	$40.22	$58.53	$27.21	$20.30	$37.38
____________________
Note: Leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of rental revenue in accordance with GAAP. Second generation space represents square footage that was vacant for less than nine months.

(1)
Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot.

(2)
Represents the weighted average base rent before free rent, plus estimated tenant reimbursements that is recognized over the term of the respective leases, including the effect of fixed step-ups in rent, divided by square feet, and divided by years of lease term. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to base rent. Tenant reimbursements are estimated by escalating tenant reimbursements as of the respective reporting period, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

LEASE EXPIRATIONS	JUNE 30, 2019 (Unaudited)

		At JBG SMITH Share
Year of Lease Expiration	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent (in thousands)	% of Total Annualized Rent	Annualized Rent Per Square Foot	Estimated Annualized Rent Per Square Foot at Expiration (1)
Month-to-Month	52	168,317	1.8%	$5,322	1.3%	$31.62	$31.62
2019	66	377,399	3.9%	14,437	3.4%	38.25	38.72
2020	146	1,064,207	11.1%	44,383	10.5%	41.71	42.40
2021	118	911,841	9.5%	42,656	10.1%	46.78	47.83
2022	105	1,488,100	15.5%	65,815	15.6%	44.23	46.25
2023	91	534,185	5.6%	23,078	5.5%	43.20	47.41
2024	96	1,006,116	10.5%	46,523	11.0%	46.24	50.32
2025	55	419,407	4.4%	16,731	4.0%	39.89	45.06
2026	56	287,893	3.0%	12,592	3.0%	43.74	51.68
2027	47	436,644	4.6%	18,875	4.5%	43.23	51.87
Thereafter	119	2,878,082	30.1%	132,552	31.1%	46.06	59.69
Total / Weighted Average	951	9,572,191	100.0%	$422,964	100.0%	$44.19	$50.32
____________________
Note: Includes all in-place leases as of June 30, 2019 for office and retail space within JBG SMITH's operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 6.2 years.

(1)
Represents monthly base rent before free rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square feet. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of June 30, 2019, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

SIGNED BUT NOT YET COMMENCED LEASES	JUNE 30, 2019 (Unaudited)

dollars in thousands, at JBG SMITH share
		Total Annualized Estimated Rent (3)	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)		September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020

Commercial
Operating	C	$23,209	$685	$2,292	$4,767	$5,112	$5,802	$5,802
Operating	U	1,315	101	225	329	329	329	329
Under construction (4)	C	30,403	314	3,056	4,211	4,211	4,211	6,326
Under construction	U	10,785	—	319	1,175	1,610	1,610	2,219
Total		$65,712	$1,100	$5,892	$10,482	$11,262	$11,952	$14,676

Multifamily
Operating	C	$95	$—	$24	$24	$24	$24	$24
Under construction	C	3,625	31	292	663	861	906	906
Under construction	U	499	—	—	—	24	36	125
Total		$4,219	$31	$316	$687	$909	$966	$1,055

Total		$69,931	$1,131	$6,208	$11,169	$12,171	$12,918	$15,731
____________________
Note: Includes only leases for office and retail spaces that were vacant as of June 30, 2019.

(1)
Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease’s estimated commencement date. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent.

(2)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.

(3)
Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent.

(4)	Commercial under construction consolidated includes annualized estimated rent of $4.8 million from JBG SMITH's lease at 4747 Bethesda Avenue, estimated to commence in Q4 2019.

TENANT CONCENTRATION	JUNE 30, 2019 (Unaudited)

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	65	2,416,292	25.2%	$95,995	22.7%
2	Gartner, Inc	1	348,847	3.6%	22,720	5.4%
3	Family Health International	3	295,977	3.1%	15,287	3.6%
4	Lockheed Martin Corporation	2	232,598	2.4%	11,262	2.7%
5	WeWork (1)	2	205,565	2.1%	11,053	2.6%
6	Amazon Services Inc	2	238,861	2.5%	10,826	2.6%
7	Arlington County	3	237,001	2.5%	9,908	2.3%
8	Accenture LLP	2	130,716	1.4%	7,618	1.8%
9	Greenberg Traurig LLP	1	101,602	1.1%	7,138	1.7%
10	Public Broadcasting Service	1	140,885	1.5%	5,971	1.4%
11	Chemonics International	2	111,520	1.2%	4,489	1.1%
12	Evolent Health LLC	1	90,905	0.9%	4,328	1.0%
13	U.S. Green Building Council	1	54,675	0.6%	3,996	0.9%
14	Conservation International Foundation	1	86,981	0.9%	3,983	0.9%
15	The International Justice Mission	1	74,481	0.8%	3,886	0.9%
16	Booz Allen Hamilton Inc	2	94,794	1.0%	3,884	0.9%
17	Cushman & Wakefield U.S. Inc	1	58,641	0.6%	3,875	0.9%
18	DRS Tech Inc dba Finmeccanica	2	82,852	0.9%	3,767	0.9%
19	The Urban Institute	1	68,620	0.7%	3,702	0.9%
20	American Diabetes Association	1	80,998	0.8%	3,355	0.8%
	Other	856	4,419,380	46.2%	185,921	44.0%
	Total	951	9,572,191	100.0%	$422,964	100.0%
_______________
Note: Includes all in-place leases as of June 30, 2019 for office and retail space within JBG SMITH's operating portfolio. As signed but not yet commenced leases commence and tenants take occupancy, our tenant concentration will change.
(1) Excludes the WeLive lease at 2221 S. Clark Street.

INDUSTRY DIVERSITY	JUNE 30, 2019 (Unaudited)

dollars in thousands			At JBG SMITH Share
	Industry	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	Government	79	2,716,114	28.4%	$108,768	25.7%
2	Business Services	142	1,536,346	16.1%	76,473	18.1%
3	Government Contractors	95	1,572,883	16.4%	70,968	16.8%
4	Member Organizations	79	926,495	9.7%	44,052	10.4%
5	Real Estate	48	479,369	5.0%	22,778	5.4%
6	Legal Services	34	259,050	2.7%	14,555	3.4%
7	Health Services	47	352,271	3.7%	14,163	3.3%
8	Food and Beverage	116	251,734	2.6%	13,840	3.3%
9	Communications	12	196,175	2.0%	8,217	1.9%
10	Educational Services	16	99,090	1.0%	4,328	1.0%
	Other	283	1,182,664	12.4%	44,822	10.7%
	Total	951	9,572,191	100.0%	$422,964	100.0%
_______________
Note: Includes all in-place leases as of June 30, 2019 for office and retail space within JBG SMITH's operating portfolio.

PORTFOLIO SUMMARY	JUNE 30, 2019 (Unaudited)

	Number of Assets	Rentable Square Feet	Number of Units (1)	Estimated Potential Development Density (2)

Wholly Owned
Operating	45	13,935,188	4,213	—
Under construction	5	1,285,516	721	—
Future development	24	—	—	17,913,500
Total	74	15,220,704	4,934	17,913,500

Real Estate Ventures
Operating	17	4,456,929	2,108	—
Under construction	3	966,550	755	—
Future development	16	—	—	4,007,700
Total	36	5,423,479	2,863	4,007,700

Total Portfolio	110	20,644,183	7,797	21,921,200

Total Portfolio (at JBG SMITH Share)	110	16,922,022	5,835	18,667,300

____________________
Note: At 100% share, unless otherwise indicated.

(1)	For assets under construction, represents estimated number of units based on current design plans.

(2)	Includes estimated potential office, multifamily and retail development density.

PROPERTY TABLE - COMMERCIAL	JUNE 30, 2019 (Unaudited)

Commercial Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q2 2018-2019 / YTD 2018-2019	Year Built / Renovated	Total Square Feet	Office Square Feet	Retail Square Feet	% Leased	Office % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Office Annualized Rent Per Square Foot (3)	Retail Annualized Rent Per Square Foot (4)

DC
Universal Buildings	Uptown	100.0%	C	Y / Y	1956 / 1990	659,896	568,821	91,075	98.4%	98.2%	99.6%	$32,947	$50.07	$55.01
2101 L Street	CBD	100.0%	C	Y / Y	1975 / 2007	378,869	347,549	31,320	94.6%	94.8%	92.6%	21,950	61.72	55.99
1730 M Street (5)	CBD	100.0%	C	Y / Y	1964 / 1998	204,748	196,730	8,018	88.5%	87.3%	100.0%	8,602	47.78	49.50
1600 K Street (6)	CBD	100.0%	C	Y / Y	1950 / 2000	82,653	70,262	12,391	92.0%	90.6%	100.0%	4,206	52.93	67.39
1700 M Street	CBD	100.0%	C	N / N	N/A	34,000	—	—	—	—	—	—	—	—
L’Enfant Plaza Office-East (5)	Southwest	49.0%	U	Y / Y	1972 / 2012	397,296	397,296	—	89.5%	89.5%	—	17,587	49.48	—
L’Enfant Plaza Office-North	Southwest	49.0%	U	Y / Y	1969 / 2014	298,445	278,971	19,474	96.1%	90.6%	85.9%	11,980	46.33	16.38
L’Enfant Plaza Retail (5)	Southwest	49.0%	U	Y / Y	1968 / 2014	119,361	16,596	102,765	74.7%	100.0%	70.6%	4,541	36.50	54.25
The Foundry	Georgetown	9.9%	U	Y / Y	1973 / 2017	221,124	214,270	6,854	85.9%	83.5%	100.0%	8,827	47.73	41.24
1101 17th Street	CBD	55.0%	U	Y / Y	1964 / 1999	211,193	201,435	9,758	87.4%	78.8%	82.7%	8,680	51.13	70.08

VA
Courthouse Plaza 1 and 2 (5)	Clarendon/Courthouse	100.0%	C	Y / Y	1989 / 2013	633,256	576,063	57,193	83.2%	81.5%	99.6%	$22,683	$44.04	$35.00
Central Place Tower (5)	Rosslyn	100.0%	C	N / N	2018 / N/A	552,540	524,537	28,003	93.0%	92.6%	100.0%	32,202	64.14	37.17
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	505,349	505,349	—	84.3%	84.3%	—	20,203	47.43	—
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / N/A	502,719	498,513	4,206	78.8%	78.6%	95.6%	18,152	45.97	31.65
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	467,043	416,083	50,960	88.0%	86.5%	100.0%	17,131	42.40	36.63
1550 Crystal Drive (7)	National Landing	100.0%	C	Y / Y	1980 / 2001	451,673	451,673	—	96.0%	87.7%	—	15,700	39.62	—
RTC-West (7)	Reston	100.0%	C	Y / Y	1988 / 2014	431,021	431,021	—	93.1%	90.3%	—	15,072	38.74	—
RTC-West Retail	Reston	100.0%	C	N / N	2017 / N/A	40,025	—	40,025	91.9%	—	91.9%	2,404	—	65.33
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	439,466	432,704	6,762	88.6%	87.5%	49.7%	16,270	42.48	56.74
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / N/A	398,329	386,639	11,690	71.7%	71.0%	95.5%	12,001	42.23	36.60
1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	383,910	335,564	48,346	91.9%	86.1%	100.0%	12,915	41.32	20.05
241 18th Street S.	National Landing	100.0%	C	Y / Y	1977 / 2013	359,596	333,106	26,490	92.9%	66.6%	91.5%	9,139	38.38	25.58
251 18th Street S.	National Landing	100.0%	C	Y / Y	1975 / 2013	342,295	293,124	49,171	99.3%	100.0%	95.0%	13,951	42.24	33.56
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2002	336,159	333,546	2,613	100.0%	100.0%	100.0%	10,864	32.31	33.51
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / N/A	329,813	318,688	11,125	91.4%	91.1%	100.0%	10,772	35.53	40.79
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	303,644	277,397	26,247	100.0%	100.0%	100.0%	15,598	51.64	48.51
2200 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	282,920	282,920	—	71.5%	45.6%	—	5,790	44.84	—
1901 South Bell Street	National Landing	100.0%	C	Y / Y	1968 / 2008	276,987	275,063	1,924	96.2%	96.1%	100.0%	10,573	39.92	8.95
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,966	264,116	12,850	94.8%	49.5%	100.0%	5,193	37.79	19.28

PROPERTY TABLE - COMMERCIAL	JUNE 30, 2019 (Unaudited)

Commercial Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q2 2018-2019 / YTD 2018-2019	Year Built / Renovated	Total Square Feet	Office Square Feet	Retail Square Feet	% Leased	Office % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Office Annualized Rent Per Square Foot (3)	Retail Annualized Rent Per Square Foot (4)
Crystal City Marriott (345 Rooms)	National Landing	100.0%	C	Y / Y	1968 / 2013	266,000	—	—	—	—	—	$—	$—	$—
2100 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	249,281	249,281	—	97.4%	97.4%	—	10,184	41.94	—
1800 South Bell Street	National Landing	100.0%	C	N / N	1969 / 2007	215,828	191,349	24,479	100.0%	100.0%	100.0%	8,732	44.41	9.58
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,736	202,736	—	86.7%	81.7%	—	7,372	44.53	—
2001 Richmond Highway (7) (8)	National Landing	100.0%	C	N / N	1967 / N/A	83,905	83,905	—	100.0%	100.0%	—	2,937	35.00	—
Crystal City Shops at 2100	National Landing	100.0%	C	Y / Y	1968 / 2006	59,574	—	59,574	89.6%	—	89.6%	784	—	14.69
Crystal Drive Retail	National Landing	100.0%	C	Y / Y	2003 / N/A	56,965	—	56,965	85.1%	—	85.1%	2,753	—	56.76
Vienna Retail*	Vienna	100.0%	C	Y / Y	1981 / N/A	8,584	—	8,584	100.0%	—	100.0%	468	—	54.58
Stonebridge at Potomac Town Center*	Prince William County	10.0%	U	Y / Y	2012 / N/A	503,613	—	503,613	93.9%	—	93.9%	15,675	—	33.14
Pickett Industrial Park	Eisenhower Avenue	10.0%	U	Y / Y	1973 / N/A	246,145	246,145	—	100.0%	100.0%	—	3,960	16.09	—
Rosslyn Gateway-North	Rosslyn	18.0%	U	Y / Y	1996 / 2014	143,506	130,752	12,754	88.9%	84.7%	96.0%	4,979	41.69	29.68
Rosslyn Gateway-South	Rosslyn	18.0%	U	Y / Y	1961 / N/A	102,131	94,547	7,584	88.4%	92.3%	40.4%	2,381	25.70	45.10

MD
7200 Wisconsin Avenue	Bethesda CBD	100.0%	C	Y / Y	1986 / 2015	268,272	251,320	16,952	83.1%	76.0%	100.0%	$10,232	$48.42	$57.84
One Democracy Plaza* (5)	Bethesda‑Rock Spring	100.0%	C	Y / Y	1987 / 2013	212,894	210,756	2,138	96.9%	96.9%	100.0%	6,639	32.19	29.60
4749 Bethesda Avenue Retail	Bethesda CBD	100.0%	C	Y / Y	2016 / N/A	7,999	—	7,999	47.9%	—	47.9%	1,011	—	264.00
11333 Woodglen Drive	Rockville Pike Corridor	18.0%	U	Y / Y	2004 / N/A	62,650	54,077	8,573	97.6%	97.2%	100.0%	2,159	33.93	43.82

Total / Weighted Average						12,611,379	10,942,904	1,368,475	90.6%	86.5%	92.4%	$466,199	$44.09	$38.77

Recently Delivered
DC
500 L'Enfant Plaza	Southwest	49.0%	U	N / N	2019 / N/A	215,194	215,194	—	79.3%	74.3%	—	8,730	54.58	—

Operating - Total / Weighted Average						12,826,573	11,158,098	1,368,475	90.4%	86.2%	92.4%	$474,929	$44.26	$38.77

Under Construction
DC
1900 N Street (5) (9)	CBD	55.0%	U			271,433	258,931	12,502	69.9%
VA
1770 Crystal Drive	National Landing	100.0%	C			271,572	258,299	13,273	97.8%
Central District Retail	National Landing	100.0%	C			108,825	—	108,825	70.7%

PROPERTY TABLE - COMMERCIAL	JUNE 30, 2019 (Unaudited)

Commercial Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q2 2018-2019 / YTD 2018-2019	Year Built / Renovated	Total Square Feet	Office Square Feet	Retail Square Feet	% Leased	Office % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Office Annualized Rent Per Square Foot (3)	Retail Annualized Rent Per Square Foot (4)
MD
4747 Bethesda Avenue (10)	Bethesda CBD	100.0%	C			291,414	285,251	6,163	83.3%
Under Construction - Total / Weighted Average						943,244	802,481	140,763	82.2%

Total / Weighted Average						13,769,817	11,960,579	1,509,238	89.8%

Totals at JBG SMITH Share
In service assets						10,973,761	9,855,160	818,601	90.4%	86.1%	93.3%	$411,463	$44.78	$41.29
Recently delivered assets						105,435	105,435	—	79.3%	74.3%	—	$4,277	$54.58	$—
Operating assets						11,079,196	9,960,595	818,601	90.3%	86.0%	93.3%	$415,740	$44.87	$41.29
Under construction assets						821,099	685,962	135,137	84.0%
											1,074,682.0

Number of Assets and Total Square Feet Reconciliation
	Number of Assets	At 100% Share	At JBG SMITH Share
Operating Assets		Square Feet	Square Feet
Q1 2019	45	12,542,688	10,904,102
Placed into service (11)	1	361,401	251,642
Dispositions	—	—	—
Out-of-service adjustment (12)	—	(75,933)	(75,933)
Building re-measurements	—	(1,583)	(615)
Q2 2019	46	12,826,573	11,079,196

See footnotes on page 37.

PROPERTY TABLE - COMMERCIAL	JUNE 30, 2019 (Unaudited)

Footnotes
Note: At 100% share, unless otherwise noted. Excludes our 10% subordinated interest in three commercial buildings held through a real estate venture in which we have no economic interest.
* Not Metro-Served.

(1)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.

(2)	“Y” denotes an asset as same store and “N” denotes an asset as non-same store.

(3)
Represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied office square footage may differ from leased office square footage because leased office square footage includes leases that have been signed but have not yet commenced.

(4)
Represents annualized retail rent divided by occupied retail square feet. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes leases that have been signed but have not yet commenced.

(5)	The following assets are subject to ground leases:

Commercial Asset	Ground Lease Expiration Date
1730 M Street	4/30/2061
L'Enfant Plaza Office - East	11/23/2064
L'Enfant Plaza Retail	11/23/2064
Courthouse Plaza 1 and 2	1/19/2062
Central Place Tower*	6/2/2102
One Democracy Plaza	11/17/2084
1900 N Street**	5/31/2106
* We have an option to purchase the ground lease at a fixed price. The ground lease has been recorded as a financing lease for accounting purposes; therefore, any expense is recorded as interest expense and excluded from NOI.
** Only a portion of the asset is subject to a ground lease.

(6)	In July 2019, we sold 1600 K Street for $43.0 million.

(7)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased, and occupancy metrics.

Commercial Asset	In-Service	Not Available for Lease
1550 Crystal Drive	451,673	43,655
RTC - West	431,021	17,988
2001 Richmond Highway	83,905	75,933

(8)	In Q2 2019, 2001 Jefferson Davis Highway was renamed 2001 Richmond Highway.

(9)	Ownership percentage reflects expected dilution of JBG SMITH as contributions are funded during the construction of the asset. As of June 30, 2019, JBG SMITH's ownership interest was 59.9%.

(10)	Includes JBG SMITH’s lease for approximately 84,400 square feet.

(11)	In Q1 2019, we completed the construction of 500 L'Enfant Plaza. In Q2 2019, we placed 146,207 SF in service at 1800 South Bell Street due to the commenced Amazon lease.

(12)	In Q2 2019, we took 75,933 SF out of service at 2001 Richmond Highway.

PROPERTY TABLE - MULTIFAMILY	JUNE 30, 2019 (Unaudited)

Multifamily Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q2 2018-2019 / YTD 2018-2019	Year Built / Renovated	Number of Units	Total Square Feet	Multifamily Square Feet	Retail Square Feet	% Leased	Multifamily % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Monthly Rent Per Unit (3) (4)	Monthly Rent Per Square Foot (4) (5)

DC
Fort Totten Square	Brookland/Fort Totten	100.0%	C	Y / Y	2015 / N/A	345	384,956	254,292	130,664	97.8%	95.4%	100.0%	$9,154	$1,762	$2.39
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	98.3%	93.3%	—	11,099	3,503	3.63
1221 Van Street	Ballpark/Southeast	100.0%	C	N / N	2018 / N/A	291	225,530	202,715	22,815	93.7%	89.7%	93.1%	8,583	2,396	3.44
North End Retail	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	—	27,355	—	27,355	100.0%	N/A	100.0%	1,518	N/A	N/A
The Gale Eckington	H Street/NoMa	5.0%	U	Y / Y	2013 / 2017	603	466,716	465,516	1,200	95.4%	92.5%	100.0%	13,827	2,059	2.67
Atlantic Plumbing	U Street/Shaw	64.0%	U	Y / Y	2015 / N/A	310	245,527	221,788	23,739	98.5%	94.2%	100.0%	10,028	2,540	3.55

VA
RiverHouse Apartments	National Landing	100.0%	C	Y / Y	1960 / 2013	1,676	1,327,551	1,324,889	2,662	97.9%	95.1%	100.0%	$34,180	$1,783	$2.26
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	98.4%	95.7%	100.0%	22,835	2,668	3.23
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	98.5%	94.7%	100.0%	7,948	2,621	2.57
2221 S. Clark Street	National Landing	100.0%	C	Y / Y	1964 / 2016	216	164,743	164,743	—	100.0%	100.0%	—	3,516	N/A	N/A
Fairway Apartments*	Reston	10.0%	U	Y / Y	1969 / 2005	346	370,850	370,850	—	97.9%	95.1%	—	6,665	1,688	1.58

MD
Falkland Chase-South & West	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 2011	268	222,797	222,797	—	99.5%	97.0%	—	$5,258	$1,685	$2.03
Falkland Chase-North	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 1986	170	112,229	112,229	—	97.2%	94.7%	—	2,849	1,475	2.23
Galvan	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	356	390,641	295,033	95,608	97.8%	96.6%	96.8%	10,968	1,785	2.15
The Alaire (6)	Rockville Pike Corridor	18.0%	U	Y / Y	2010 / N/A	279	266,673	251,691	14,982	98.4%	95.0%	100.0%	6,085	1,742	1.93
The Terano (6) (7)	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	214	195,864	183,496	12,368	96.9%	93.9%	76.2%	4,485	1,744	2.03

Operating - Total / Weighted Average						6,321	5,565,544	5,190,511	375,033	97.8%	94.8%	98.0%	$158,998	$2,070	$2.52

Under Construction
DC
West Half	Ballpark/Southeast	100.0%	C			465	388,174	346,415	41,759
965 Florida Avenue (8)	U Street/Shaw	96.1%	C			433	336,092	290,296	45,796
Atlantic Plumbing C	U Street/Shaw	100.0%	C			256	225,531	206,057	19,474

PROPERTY TABLE - MULTIFAMILY	JUNE 30, 2019 (Unaudited)

Multifamily Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q2 2018-2019 / YTD 2018-2019	Year Built / Renovated	Number of Units	Total Square Feet	Multifamily Square Feet	Retail Square Feet	% Leased	Multifamily % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Monthly Rent Per Unit (3) (4)	Monthly Rent Per Square Foot (4) (5)

MD
7900 Wisconsin Avenue	Bethesda CBD	50.0%	U			322	359,025	338,990	20,035

Under Construction - Total						1,476	1,308,822	1,181,758	127,064

Total						7,797	6,874,366	6,372,269	502,097

Totals at JBG SMITH Share
Operating assets						4,537	3,905,390	3,658,360	247,029	98.0%	95.0%	99.3%	116,090	2,144	2.65
Under construction assets						1,298	1,116,337	1,001,058	115,279

Number of Assets and Total Square Feet/Units Reconciliation
	Number of Assets	At 100% Share	At JBG SMITH Share
Operating Assets		Square Feet/Units	Square Feet/Units
Q1 2019	16	5,559,959 SF/ 6,315 Units	3,899,805 SF/ 4,531 Units
Placed into service	—	5,585 SF SF/ 6 Units	5,585 SF SF/ 6 Units
Out-of-service adjustment	—	—	—
Building re-measurements	—	—	—
Q2 2019	16	5,565,544 SF/ 6,321 Units	3,905,390 SF/ 4,537 Units

Leasing Activity - Multifamily
	Number of Assets	Number of Units	Monthly Rent Per Unit (3)			Multifamily % Occupied			Annualized Rent (in thousands)
			Q2 2019	Q2 2018	% Change	Q2 2019	Q2 2018	% Change	Q2 2019	Q2 2018	% Change
DC	4	857	$2,521	$2,552	(1.2)%	94.3%	94.5%	(0.2)%	$24,442	$24,798	(1.4)%
VA	4	2,675	2,097	2,077	1.0%	95.2%	94.7%	0.5%	64,091	63,017	1.7%
MD	5	498	1,622	1,656	(2.1)%	96.0%	95.2%	0.8%	9,313	9,277	0.4%
Total / Weighted Average	13	4,030	$2,127	$2,127	—	95.1%	94.4%	0.7%	$97,846	$97,092	0.8%
Note: At JBG SMITH share. Includes assets placed in service prior to April 1, 2018. Excludes North End Retail and 2221 S. Clark Street (WeLive).

See footnotes on page 40.

PROPERTY TABLE - MULTIFAMILY	JUNE 30, 2019 (Unaudited)

Footnotes

Note: At 100% share.
* Not Metro-Served.

(1)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.

(2)	“Y” denotes an asset as same store and “N” denotes an asset as non-same store.

(3)
Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but have not yet commenced.

(4)	Excludes North End Retail and 2221 S. Clark Street (WeLive).

(5)
Represents multifamily rent divided by occupied multifamily square feet; retail rent and retail square feet are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes leases that have been signed but have not yet commenced.

(6)	The following assets are subject to ground leases:

Multifamily Asset	Ground Lease Expiration Date
The Alaire	3/27/2107
The Terano	8/5/2112

(7)	The following asset contains space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased, and occupancy metrics.

Multifamily Asset	In-Service	Not Available for Lease
The Terano	195,864	3,904

(8)
Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded during the construction of the asset. As of June 30, 2019, JBG SMITH's ownership interest was 93.1%.

PROPERTY TABLE - UNDER CONSTRUCTION	JUNE 30, 2019 (Unaudited)

dollars in thousands, except per square foot data		% Ownership	Estimated Square Feet	% Pre-Leased	Pre-Lease Rent Per Square Foot (1)	Estimated Number of Units		Schedule (2)		At JBG SMITH Share
							Construction Start Date	Estimated Completion Date	Estimated Stabilization Date	Historical Cost (3)	Estimated Incremental Investment	Estimated Total Investment
Asset	Submarket

Commercial
DC
1900 N Street (4)	CBD	55.0%	271,433	69.9%	$86.53	—	Q2 2017	Q2 2020	Q4 2022	$103,920	$19,969	$123,889
VA
1770 Crystal Drive (5)	National Landing	100.0%	271,572	97.8%	46.05	—	Q4 2018	Q2 2021	Q2 2021	53,369	66,573	119,942
Central District Retail (5)	National Landing	100.0%	108,825	70.7%	47.35	—	Q4 2018	Q2 2021	Q4 2021	26,385	90,741	117,126
MD
4747 Bethesda Avenue (6)	Bethesda CBD	100.0%	291,414	83.3%	61.78	—	Q2 2017	Q4 2019	Q2 2021	121,309	39,311	160,620
Total/weighted average			943,244	82.2%	$61.02	—	Q1 2018	Q3 2020	Q3 2021	$304,983	$216,594	$521,577

Multifamily
DC
West Half	Ballpark/Southeast	100.0%	388,174	—	—	465	Q1 2017	Q1 2020	Q1 2021	$201,869	$26,500	$228,369
965 Florida Avenue (7)	U Street/Shaw	96.1%	336,092	—	—	433	Q4 2017	Q4 2020	Q1 2022	88,072	64,547	152,619
Atlantic Plumbing C	U Street/Shaw	100.0%	225,531	—	—	256	Q1 2017	Q4 2019	Q3 2020	139,089	19,564	158,653
MD
7900 Wisconsin Avenue	Bethesda CBD	50.0%	359,025	—	—	322	Q2 2017	Q3 2020	Q4 2021	58,795	35,620	94,415
Total/weighted average			1,308,822	—	—	1,476	Q2 2017	Q2 2020	Q2 2021	$487,825	$146,231	$634,056

Under Construction - Total / Weighted Average (8)			2,252,066	82.2%	$61.02	1,476	Q3 2017	Q2 2020	Q3 2021	$792,808	$362,825	$1,155,633
Under Construction - Total / Weighted Average at JBG SMITH Share (8)			1,937,435	84.0%	$57.86	1,298

				Commercial	Multifamily	Total
Weighted average projected NOI yield at JBG SMITH share:
Estimated total project cost (9)				6.5%	6.4%	6.4%				Consol	307,236
Estimated total investment				6.3%	6.0%	6.1%				Unconsol	55,589
Estimated incremental investment				15.0%	25.9%	19.4%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)				$32.9	$37.9	$70.8
____________________
Note: At 100% share, unless otherwise noted.

(1)
Based on leases signed as of June 30, 2019 and calculated as contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to contractual monthly base rent.

(2)	Average dates are weighted by JBG SMITH share of estimated square feet.

(3)	Historical cost excludes certain GAAP adjustments, such as capitalized payroll, interest and ground lease costs. See definition of historical cost on page 51.

(4)	Ownership percentage reflects expected dilution of JBG SMITH as contributions are funded during the construction of the asset. As of June 30, 2019, JBG SMITH's ownership interest was 59.9%.

(5)	Historical cost of 1770 Crystal Drive and Central District Retail includes $4.4 million and $4.3 million of prior design costs not related to the current planned development.

(6)	Includes JBG SMITH’s lease for approximately 84,400 square feet.

(7)
Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded during the construction of the asset. As of June 30, 2019, JBG SMITH's ownership interest was 93.1%.

(8)	Multifamily assets are excluded from the weighted average percent pre-leased and pre-lease rent per square foot metrics.

(9)	Estimated total project cost is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction.

PROPERTY TABLE - FUTURE DEVELOPMENT	JUNE 30, 2019 (Unaudited) (Unaudited)

dollars in thousands, except per square foot data, at JBG SMITH share						Estimated Commercial SF / Multifamily Units to be Replaced (1)			Estimated Capitalized Cost of SF / Units to Be Replaced (4)	Estimated Capitalized Cost of Ground Rent Payments (5)		Estimated Total Investment per SF
	Number of Assets							Estimated Remaining Acquisition Cost (3)			Estimated Total Investment
		Estimated Potential Development Density (SF)					Historical Cost (2)
Region		Total	Office	Multifamily	Retail

Owned
DC
DC	8	1,678,400	312,100	1,357,300	9,000	—	$106,404	N/A	$—	$—	$106,404	$63.40
VA
National Landing	11	6,910,400	2,135,000	4,655,700	119,700	299,733 SF	156,091	N/A	34,733	—	190,824	27.61
Reston	4	2,589,200	924,800	1,462,400	202,000	15 units	73,022	N/A	3,353	—	76,375	29.50
Other VA	4	199,600	88,200	102,100	9,300	21,556 SF	1,442	N/A	4,884	2,480	8,806	44.12
	19	9,699,200	3,148,000	6,220,200	331,000	321,289 SF / 15 units	230,555	N/A	42,970	2,480	276,005	28.46
MD
Silver Spring	1	1,276,300	—	1,156,300	120,000	170 units	15,060	N/A	33,933	—	48,993	38.39
Greater Rockville	4	126,500	19,200	88,600	18,700	—	3,270	N/A	—	664	3,934	31.10
	5	1,402,800	19,200	1,244,900	138,700	170 units	18,330	N/A	33,933	664	52,927	37.73
Total / weighted average	32	12,780,400	3,479,300	8,822,400	478,700	321,289 SF / 185 units	$355,289	N/A	$76,903	$3,144	$435,336	$34.06

Optioned (6)
DC
DC	3	1,793,600	78,800	1,498,900	215,900	—	$18,872	$25,051	$—	$71,113	$115,036	$64.14
VA
Other VA	1	11,300	—	10,400	900	—	100	995	—	—	1,095	96.90
Total / weighted average	4	1,804,900	78,800	1,509,300	216,800	—	$18,972	$26,046	$—	$71,113	$116,131	$64.34

Held for Sale
VA
National Landing (7)	4	4,082,000	4,082,000	—	—	—	$167,019	N/A	$—	$—	$167,019	$40.92

Total / Weighted Average	40	18,667,300	7,640,100	10,331,700	695,500	321,289 SF / 185 units	$541,280	$26,046	$76,903	$74,257	$718,486	$38.49
____________________

(1)
Represents management's estimate of the total office and/or retail rentable square feet and multifamily units that would need to be redeveloped to access some of the estimated potential development density.

(2)
Historical cost includes certain intangible assets, such as option and transferable density rights values; and excludes certain GAAP adjustments, such as capitalized payroll, interest and ground lease costs. See definition of historical cost on page 51.

(3)	Represents management's estimate of remaining deposits, option payments, and option strike prices as of June 30, 2019.

(4)
Capitalized value of estimated commercial square feet / multifamily units to be replaced, which generated approximately $1.2 million of NOI for the three months ended June 30, 2019 (included in the NOI of the applicable operating segment), at a 6.0% capitalization rate. The annualized NOI for 1800 South Bell Street is excluded from this calculation.

(5)
Capitalized value of stabilized annual ground rent payments associated with leasehold assets at a 5.0% capitalization rate. Two owned parcels and one optioned parcel are leasehold interests with estimated annual stabilized ground rent payments totaling $3.7 million.

(6)	June 30, 2019, the weighted average remaining term for the optioned future development assets is 5.0 years.

(7)
Includes 4.1 million square feet of estimated potential development density that JBG SMITH has sold to Amazon pursuant to executed purchase and sale agreements. Subject to customary closing conditions, Amazon is expected to pay $293.9 million for the assets.

DISPOSITION ACTIVITY	JUNE 30, 2019 (Unaudited)

dollars in thousands, at JBG SMITH share					Total Square Feet/ Estimated Potential Development Density	Gross Sales Price	Net Cash Proceeds	Book Gain
Assets	Ownership Percentage	Asset Type	Location	Date Disposed

Q1 2019
Commerce Executive / Commerce Metro Land (1)	100.0%	Commercial / Future Development	Reston, VA	February 4, 2019	388,562 / 894,000	$114,950	$117,676	$39,033

Q2 2019
None

_______________
Note: The disposed assets generated $7,000 of NOI for the three months ended June 30, 2019 and $0.5 million of NOI for the six months ended June 30, 2019. As of June 30, 2019, Pen Place and Metropolitan 6, 7 and 8 were classified as held for sale in our condensed consolidated balance sheet. In March 2019, we entered into agreements for the sale of Pen Place and Metropolitan 6, 7 and 8, Future Development assets having an aggregate estimated potential development density of up to approximately 4.1 million square feet, with Amazon for its additional headquarters. In July 2019, we sold 1600 K Street for $43.0 million, which generated $0.6 million of NOI for the three months ended June 30, 2019 and $1.1 million of NOI for the six months ended June 30, 2019.

(1)	Cash proceeds include the reimbursement of $4.0 million of tenant improvement costs and leasing commissions paid by us prior to the closing.

DEBT SUMMARY	JUNE 30, 2019 (Unaudited)

dollars in thousands, at JBG SMITH share	2019	2020	2021	2022	2023	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($1 billion commitment)	$—	$—	$—	$—	$—	$—	$—
Term loans ($400 million commitment)	—	—	—	—	100,000	200,000	300,000
Total unsecured debt	—	—	—	—	100,000	200,000	300,000
Secured Debt:
Consolidated principal balance	—	97,141	331,058	107,500	175,870	652,408	1,363,977
Unconsolidated principal balance	14,644	150,217	—	74,235	20,769	53,634	313,499
Total secured debt	14,644	247,358	331,058	181,735	196,639	706,042	1,677,476

Total Consolidated and Unconsolidated Principal Balance	$14,644	$247,358	$331,058	$181,735	$296,639	$906,042	$1,977,476

% of total debt maturing	0.7%	12.5%	16.7%	9.2%	15.0%	45.9%	100.0%
% floating rate (1)	100.0%	55.6%	4.2%	35.2%	—	1.0%	12.1%
% fixed rate (2)	—	44.4%	95.8%	64.8%	100.0%	99.0%	87.9%

Weighted Average Interest Rates
Variable rate	3.49%	5.99%	4.05%	3.90%	—	4.22%	5.10%
Fixed rate	—	3.32%	4.09%	3.60%	4.48%	4.26%	4.16%
Total Weighted Average Interest Rates	3.49%	4.81%	4.09%	3.70%	4.48%	4.26%	4.27%

	Credit Facility
	Revolving Credit Facility	Tranche A-1 Term Loan	Tranche A-2 Term Loan	Total/Weighted Average			1,663,977
Credit limit	$1,000,000	$200,000	$200,000	$1,400,000			2.12%
Outstanding principal balance	$—	$100,000	$200,000	$300,000
Letters of credit	$5,794	$—	$—	$5,794
Undrawn capacity	$994,206	$100,000	$—	$1,094,206
Interest rate spread (3)	1.10%	1.20%	1.55%	1.43%
All-In interest rate (4)	3.50%	3.32%	4.34%	4.00%
Initial maturity date	Jul-21	Jan-23	Jul-24	—
Delayed draw availability period	—	Jul-20	—	—
____________________

(1)	Floating rate debt includes floating rate loans with interest rate caps.

(2)	Fixed rate debt includes floating rate loans with interest rate swaps.

(3)	The interest rate for the revolving credit facility excludes a 0.15% facility fee. The interest rate spread on the Tranche A-2 Term Loan was reduced to 1.15% as of July 17, 2019.

(4)
The all-in interest rate is inclusive of interest rate swaps. As of July 17, 2019, the interest rate for Tranche A-2 Term Loan was reduced by 40 basis points. As of June 30, 2019, the notional amount of the Tranche A-1 Term Loan and the Tranche A-2 Term Loan interest rate swap was $100.0 million and $137.6 million.

DEBT BY INSTRUMENT	JUNE 30, 2019 (Unaudited)

dollars in thousands Asset	% Ownership	Principal Balance	Stated Interest Rate	Interest Rate Hedge	Current Annual Interest Rate (1)	Initial Maturity Date	Extended Maturity Date (2)

Consolidated
RTC - West	100.0%	$97,141	L + 1.50%	Swap	3.33%	04/12/20	04/12/21
Courthouse Plaza 1 and 2	100.0%	—	L + 1.60%	—	4.00%	05/10/20	05/10/21
WestEnd25	100.0%	97,058	4.88%	Fixed	4.88%	06/01/21	06/01/21
Credit Facility - Revolving Credit Facility	100.0%	—	L + 1.10%	—	3.50%	07/16/21	07/16/22
Credit Facility -Tranche A-1 Term Loan	100.0%	100,000	L + 1.20%	Swap	3.32%	01/18/23	01/18/23
2121 Crystal Drive	100.0%	135,363	5.51%	Fixed	5.51%	03/01/23	03/01/23
Falkland Chase - South & West	100.0%	40,507	3.78%	Fixed	3.78%	06/01/23	06/01/23
Central Place Tower (3)	100.0%	234,000	L + 1.65%	Swap	3.76%	11/07/21	11/07/23
800 North Glebe Road	100.0%	107,500	L + 1.60%	Swap	3.60%	06/30/22	06/30/24
Credit Facility - Tranche A-2 Term Loan (4)	100.0%	200,000	L + 1.55%	Swap	4.34%	07/18/24	07/18/24
2101 L Street	100.0%	135,879	3.97%	Fixed	3.97%	08/15/24	08/15/24
201 12th Street S., 200 12th Street S., and 251 18th Street S.	100.0%	83,319	7.94%	Fixed	7.94%	01/01/25	01/01/25
RiverHouse Apartments	100.0%	307,710	L + 1.28%	Swap	3.47%	04/01/25	04/01/25
1730 M Street	100.0%	47,500	L + 1.25%	Swap	3.92%	12/21/25	12/21/25
1235 S. Clark Street	100.0%	78,000	3.94%	Fixed	3.94%	11/01/27	11/01/27
Total Consolidated Principal Balance		1,663,977
Premium / (discount) recognized as a result of the Formation Transaction		1,161
Deferred financing costs - mortgage loans		(4,671)		#REF!
Deferred financing costs - credit facility (5)		(6,929)		#REF!
Total Consolidated Indebtedness		$1,653,538		#REF!

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgages payable		$1,360,467
Revolving credit facility		—	—	3,881
Deferred financing costs, net - credit facility (included in other assets)		(3,881)
Unsecured term loan		296,952
Total Consolidated Indebtedness		$1,653,538

DEBT BY INSTRUMENT	JUNE 30, 2019 (Unaudited)

dollars in thousands Asset	% Ownership	Principal Balance	Stated Interest Rate	Interest Rate Hedge	Current Annual Interest Rate (1)	Initial Maturity Date	Extended Maturity Date (2)

Unconsolidated
11333 Woodglen Drive	18.0%	$12,588	L + 1.90%	Swap	3.52%	01/01/20	01/01/20
Galvan	1.8%	89,500	L + 1.75%	Cap	4.15%	03/06/20	03/06/21
Rosslyn Gateway - North, Rosslyn Gateway - South	18.0%	49,500	L + 2.00%	Cap	3.00%	11/17/19	11/17/21
The Foundry	9.9%	58,000	L + 1.85%	Cap	4.25%	12/12/19	12/12/21
L'Enfant Plaza Office - North, L'Enfant Plaza Office - East, L'Enfant Plaza Retail (6)	49.0%	212,090	L + 3.65%	Cap	5.97%	05/08/20	05/08/22
500 L'Enfant Plaza	49.0%	65,242	L + 3.75%	Cap	6.15%	05/08/20	05/08/22
Atlantic Plumbing	64.0%	100,000	L + 1.50%	—	3.90%	11/08/22	11/08/22
Stonebridge at Potomac Town Center	10.0%	104,611	L + 1.70%	Swap	3.25%	12/10/20	12/10/22
The Alaire	18.0%	48,000	L + 1.82%	Cap	4.22%	03/01/25	03/01/25
1101 17th Street	55.0%	60,000	L + 1.25%	Swap	4.13%	06/13/25	06/13/25
Fairway Apartments	10.0%	46,936	L + 1.50%	Swap	3.60%	07/01/22	07/01/25
7900 Wisconsin Avenue	50.0%	18,044	4.82%	Fixed	4.82%	07/15/25	07/15/25
The Gale Eckington	5.0%	110,813	L + 1.60%	Swap	3.56%	07/31/22	07/31/25
Pickett Industrial Park	10.0%	23,600	L + 1.45%	Swap	3.56%	09/04/25	09/04/25
The Terano	1.8%	34,000	L + 1.35%	Swap	4.45%	11/09/25	11/09/25
Wardman Park	16.7%	124,617	4.77%	Fixed	4.77%	02/01/23	02/01/28
Total Unconsolidated Principal Balance		1,157,541
Deferred financing costs		(1,945)
Total Unconsolidated Indebtedness		$1,155,596

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH share		$1,663,977	87.9%
Unconsolidated principal balance at JBG SMITH share		313,499	67%
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$1,977,476

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$1,653,538		1,653,538
Unconsolidated indebtedness at JBG SMITH Share		312,686
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$1,966,224	1.97
____________________

(1)	June 30, 2019 one-month LIBOR of 2.40% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.

(2)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.

(3)	The notional amount of the Central Place Tower interest rate swap as of June 30, 2019 was $220.0 million.

(4)
As of July 17, 2019, the interest rate for Tranche A-2 Term Loan was reduced by 40 basis points to L+1.15%. As of June 30, 2019, the notional amount of the Tranche A-2 Term Loan interest rate swap was $137.6 million.

(5)	As of June 30, 2019, net deferred financing costs related to our revolving credit facility totaling $3.9 million were included in "Other assets, net" in our condensed consolidated balance sheet.

(6)	The base rate for this loan is three-month LIBOR, which was 2.32% as of June 30, 2019.

CONSOLIDATED REAL ESTATE VENTURES	JUNE 30, 2019 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet
MRP Realty
965 Florida Avenue (1)	Multifamily	Washington, DC	U Street/Shaw	96.1%	336,092

Total Consolidated Real Estate Ventures					336,092

____________________

Note: Total square feet at 100% share.

(1)
Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded during the construction of the asset. As of June 30, 2019, JBG SMITH's ownership interest was 93.1%.

UNCONSOLIDATED REAL ESTATE VENTURES	JUNE 30, 2019 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Landmark
L'Enfant Plaza Office - East	Commercial	Washington, DC	Southwest	49.0%	397,296
L'Enfant Plaza Office - North	Commercial	Washington, DC	Southwest	49.0%	298,445
500 L'Enfant Plaza	Commercial	Washington, DC	Southwest	49.0%	215,194
L'Enfant Plaza Retail	Commercial	Washington, DC	Southwest	49.0%	119,361
Rosslyn Gateway - North	Commercial	Arlington, VA	Rosslyn	18.0%	143,506
Rosslyn Gateway - South	Commercial	Arlington, VA	Rosslyn	18.0%	102,131
11333 Woodglen Drive	Commercial	Rockville, MD	Rockville Pike Corridor	18.0%	62,650
Galvan	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	390,641
The Alaire	Multifamily	Rockville, MD	Rockville Pike Corridor	18.0%	266,673
The Terano	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	195,864
NoBe II Land	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	589,000
Rosslyn Gateway - South Land	Future Development	Arlington, VA	Rosslyn	18.0%	498,500
Rosslyn Gateway - North Land	Future Development	Arlington, VA	Rosslyn	18.0%	311,000
L'Enfant Plaza Office - Center	Future Development	Washington, DC	Southwest	49.0%	350,000
Courthouse Metro Land	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	286,500
Courthouse Metro Land - Option	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	62,500
5615 Fishers Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	106,500
12511 Parklawn Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	6,500
Woodglen	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	—
					4,402,261

CBREI Venture
Stonebridge at Potomac Town Center	Commercial	Woodbridge, VA	Prince William County	10.0%	503,613
Pickett Industrial Park	Commercial	Alexandria, VA	Eisenhower Avenue	10.0%	246,145
The Foundry	Commercial	Washington, DC	Georgetown	9.9%	221,124
The Gale Eckington	Multifamily	Washington, DC	H Street/NoMa	5.0%	466,716
Fairway Apartments	Multifamily	Reston, VA	Reston	10.0%	370,850
Atlantic Plumbing	Multifamily	Washington, DC	U Street/Shaw	64.0%	245,527
Fairway Land	Future Development	Reston, VA	Reston	10.0%	526,200
Stonebridge at Potomac Town Center - Land	Future Development	Woodbridge, VA	Prince William County	10.0%	22,900
					2,603,075

UNCONSOLIDATED REAL ESTATE VENTURES	JUNE 30, 2019 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Canadian Pension Plan Investment Board
1900 N Street (1)	Commercial	Washington, DC	CBD	55.0%	271,433
1101 17th Street	Commercial	Washington, DC	CBD	55.0%	211,193
					482,626

Forest City
Waterfront Station	Future Development	Washington, DC	Southwest	2.5%	662,600

Brandywine
1250 1st Street	Future Development	Washington, DC	NoMa	30.0%	265,800
51 N Street	Future Development	Washington, DC	NoMa	30.0%	177,500
50 Patterson Street	Future Development	Washington, DC	NoMa	30.0%	142,200
					585,500

Berkshire Group
7900 Wisconsin Avenue	Multifamily	Bethesda, MD	Bethesda CBD	50.0%	359,025

CIM Group / Pacific Life Insurance Company
Wardman Park	Future Development	Washington, DC	Woodley Park	16.7%	—

Total Unconsolidated Real Estate Ventures					9,095,087

____________________

Note: Total square feet at 100% share.

(1)	Ownership percentage reflects expected dilution of JBG SMITH as contributions are funded during the construction of the asset. As of June 30, 2019, JBG SMITH's ownership interest was 59.9%.

DEFINITIONS	JUNE 30, 2019

Annualized Rent
“Annualized rent” is defined as (i) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before free rent, plus tenant reimbursements as of June 30, 2019, multiplied by 12, with triple net leases converted to a gross basis by adding estimated tenant reimbursements to monthly base rent, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before free rent as of June 30, 2019, multiplied by 12. Annualized rent excludes rent from signed but not yet commenced leases.
Annualized Rent Per Square Foot
“Annualized rent per square foot” is defined as (i) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet; and (ii) for multifamily assets, monthly multifamily rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.
Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and Adjusted EBITDA
Management uses EBITDA and EBITDAre, non-GAAP financial measures, as supplemental operating performance measures and believes they help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by NAREIT. NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains on sales of real estate and impairment losses of real estate, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.
“Adjusted EBITDA,” a non-GAAP financial measure, represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as transaction and other costs, gain (loss) on the extinguishment of debt, distributions in excess of our investment in unconsolidated real estate ventures, gain on the bargain purchase of a business, lease liability adjustments and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.
Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 15.
Estimated Potential Development Density
‘‘Estimated potential development density’’ reflects management’s estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of June 30, 2019. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that estimated potential development density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.
Free Rent
‘‘Free rent’’ means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).
Funds from Operations ("FFO"), Core FFO and Funds Available for Distribution ("FAD")
FFO is a non-GAAP financial measure computed in accordance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018. NAREIT defines FFO as “net income (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity."
"Core FFO" represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, gains (or losses) on extinguishment of debt, gain on the bargain purchase of a business, distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, amortization of the management contracts intangible and the mark-to-market of derivative instruments.
"FAD" is a non-GAAP financial measure and represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.
We believe FFO, Core FFO and FAD are meaningful non‑GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non‑GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and

DEFINITIONS	JUNE 30, 2019

are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income to FFO, Core FFO and FAD is presented on pages 16-17.
Future Development
“Future development” refers to assets that are development opportunities on which we do not intend to commence construction within 18 months of June 30, 2019 where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into a leasehold interest with respect to land.
Historical Cost, Estimated Incremental Investment, Estimated Total Investment and Estimated Total Project Cost
“Historical cost” is a non-GAAP measure which includes the total historical cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding free rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs, ground rent expenses and capitalized payroll costs incurred as of June 30, 2019.
“Estimated incremental investment” means management’s estimate of the remaining cost to be incurred in connection with the development of an asset as of June 30, 2019, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding free rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs, ground rent expenses and capitalized payroll costs.
“Estimated total investment” means, with respect to the development of an asset, the sum of the historical cost in such asset and the estimated incremental investment for such asset.
"Estimated total project cost" is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction.
Actual incremental investment, actual total investment and actual total project cost may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.
In Service
‘‘In service’’ refers to commercial or multifamily assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of June 30, 2019.
Metro-Served
“Metro-served” means locations, submarkets or assets that are generally nearby and within walking distance of a Metro station, defined as being within 0.5 miles of an existing or planned Metro station.
Monthly Rent Per Unit
For multifamily assets, represents multifamily rent for the month ended June 30, 2019 divided by occupied units; retail rent is excluded from this metric.
Near-Term Development
‘‘Near-term development’’ refers to assets that have substantially completed the entitlement process and on which we intend to commence construction within 18 months following June 30, 2019, subject to market conditions.
Net Operating Income ("NOI"), Adjusted Annualized NOI, Estimated Stabilized NOI and Projected NOI Yield
“NOI” is a non-GAAP financial measure management uses to measure the operating performance of our assets and consists of property-related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of acquired above-market leases and below-market ground lease intangibles. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended June 30, 2019 multiplied by four. Due to seasonality in the hospitality business, annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of June 30, 2019. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Package. There can be no assurance that the annualized NOI shown will reflect our actual results of operations over any 12-month period. We also report adjusted annualized NOI which includes signed but not yet commenced leases and incremental revenue from recently delivered assets assuming stabilization. While we believe adjusted annualized NOI provides useful information regarding potential future NOI from our assets, it does not account for any decrease in NOI for lease terminations, defaults or other negative events that could affect NOI and therefore, should not be relied upon as indicative of future NOI.
This Investor Package also contains management’s estimate of stabilized NOI and projections of NOI yield for under construction and near-term development assets, which are based on management’s estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management’s plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package.

DEFINITIONS	JUNE 30, 2019

Management’s projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the projected NOI yield set forth in this Investor Package will be achieved.
“Projected NOI yield” means our estimated stabilized NOI reported as a percentage of (i) estimated total project costs, (ii) estimated total investment and (iii) estimated incremental investment. Actual initial full year stabilized NOI yield may vary from the projected NOI yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the projected NOI yields described in this Investor Package.

The Company does not provide reconciliations for non-GAAP estimates on a future basis, including adjusted annualized NOI and estimated stabilized NOI because it is unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income. Additionally, no reconciliation of projected NOI yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Management uses each of these measures as supplemental performance measures for its assets and believes they provide useful information to investors because they reflect only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets.

However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. Moreover, our method of calculating NOI may differ from other real estate companies and, accordingly, may not be comparable. NOI should be considered only as a supplement to net operating income (loss) (computed in accordance with GAAP) as a measure of the operating performance of our assets.
Percent Leased
‘‘Percent leased’’ is based on leases signed as of June 30, 2019, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.
Percent Pre-Leased
‘‘Percent pre-leased’’ is based on leases signed as of June 30, 2019, and is calculated as the estimated rentable square feet leased divided by estimated total rentable square feet expressed as a percentage.
Percent Occupied
‘‘Percent occupied’’ is based on occupied rentable square feet/units as of June 30, 2019, and is calculated as (i) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet, (ii) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage. Out-of-service square feet are excluded from this calculation.
Pro Rata Adjusted General and Administrative (“G&A”) Expenses
"Pro Rata Adjusted G&A expenses", a non-GAAP financial measure, represents G&A expenses adjusted for share-based compensation expense related to the Formation Transaction and special equity awards and the G&A expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our G&A expenses as compared to similar real estate companies and in general.
Recently Delivered
“Recently delivered” refers to commercial and multifamily assets that are below 90% leased and have been delivered within the 12 months ended June 30, 2019.
Same Store and Non-Same Store
“Same store” refers to the pool of assets that were in service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

“Non-same store” refers to all operating assets excluded from the same store pool.
Second Generation Lease
“Second generation lease” is a lease on space that had been vacant for less than nine months.

DEFINITIONS	JUNE 30, 2019

Signed But Not Yet Commenced Leases
“Signed but not yet commenced leases” means leases for assets in JBG SMITH’s portfolio that, as of June 30, 2019, have been executed but for which the contractual lease term had not yet begun, and no rental payments had yet been charged to the tenant.
Square Feet
‘‘Square feet’’ or ‘‘SF’’ refers to the area that can be rented to tenants, defined as (i) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (ii) for multifamily assets, management’s estimate of approximate rentable square feet, (iii) for assets under construction and near-term development assets, management’s estimate of approximate rentable square feet based on current design plans as of June 30, 2019, or (iv) for future development assets, management’s estimate of developable gross square feet based on its current business plans with respect to real estate owned or controlled as of June 30, 2019.
Transaction and Other Costs
Transaction and other costs include amounts incurred for transition services provided by our former parent, integration costs, severance costs, costs incurred in connection with recapitalization transactions and disposition costs and costs related to other completed, potential and pursued transactions.
Under Construction
‘‘Under construction’’ refers to assets that were under construction during the three months ended June 30, 2019.

APPENDIX - EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)	JUNE 30, 2019 (Unaudited)

	Three Months Ended
dollars in thousands	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(3,328)	$28,248	$994	$26,382	$24,023
Depreciation and amortization expense	45,995	48,719	67,556	46,603	48,117
Interest expense (1)	13,107	17,174	18,184	18,979	18,027
Income tax (expense) benefit	51	(1,172)	698	(841)	313
Unconsolidated real estate ventures allocated share of above adjustments	10,357	7,806	10,253	10,986	10,602
Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures	(4)	(1)	(182)	—	129
EBITDA (2)	$66,178	$100,774	$97,503	$102,109	$101,211
Gain on sale of real estate	—	(39,033)	(6,394)	(11,938)	(33,396)
Gain on sale of unconsolidated real estate assets	(335)	—	(20,554)	(15,488)	—
EBITDAre (2)	$65,843	$61,741	$70,555	$74,683	$67,815
Transaction and other costs (3)	2,974	4,895	15,572	4,126	3,787
Loss on extinguishment of debt	1,889	—	617	79	4,457
Reduction of gain on bargain purchase	—	—	—	—	7,606
Share-based compensation related to Formation Transaction and special equity awards	9,523	11,131	9,118	8,387	9,097
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (4)	(232)	(6,441)	(7,374)	(890)	(5,412)
Unconsolidated real estate ventures allocated share of above adjustments	—	—	1,542	—	—
Lease liability adjustments	—	—	(7,422)	(2,543)	—
Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures	—	—	—	—	(124)
Adjusted EBITDA (2)	$79,997	$71,326	$82,608	$83,842	$87,226

Net Debt to Annualized Adjusted EBITDA (5)	5.2x	7.1x	6.5x	6.7x	6.3x

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (6)	$1,653,538	$2,128,803	$2,130,704	$2,103,589	$2,033,183
Unconsolidated indebtedness (6)	312,686	303,397	298,588	442,669	440,177
Total consolidated and unconsolidated indebtedness	1,966,224	2,432,200	2,429,292	2,546,258	2,473,360
Less: cash and cash equivalents	289,554	405,646	273,611	284,012	276,629
Net Debt (at JBG SMITH Share)	$1,676,670	$2,026,554	$2,155,681	$2,262,246	$2,196,731
____________________
Note: All EBITDA measures as shown above are attributable to operating partnership common units.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.

(2)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $2.2 million, $1.5 million and $1.5 million for Q4 2018, Q3 2018 and Q2 2018).

(3)
Includes fees and expenses incurred in connection with the Formation Transaction (including transition services provided by our former parent, integration costs and severance costs), costs related to the pursuit of Amazon's additional headquarters, demolition costs and costs related to other completed, potential and pursued transactions.

(4)
As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.

(5)
Net Debt to Annualized Adjusted EBITDA for Q2 2019 includes $472.8 million of net proceeds from the underwritten public offering completed in April 2019. Adjusted EBITDA for each quarter is annualized by multiplying by four.

(6)	Net of premium/discount and deferred financing costs.

APPENDIX - FFO, CORE FFO AND FAD (NON-GAAP)	JUNE 30, 2019 (Unaudited)

	Three Months Ended
in thousands, except per share data	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(3,040)	$24,861	$710	$22,830	$20,574
Net income (loss) attributable to redeemable noncontrolling interests	(288)	3,387	178	3,552	3,574
Net loss attributable to noncontrolling interests	—	—	106	—	(125)
Net income (loss)	(3,328)	28,248	994	26,382	24,023
Gain on sale of real estate	—	(39,033)	(6,394)	(11,938)	(33,396)
Gain on sale of unconsolidated real estate assets	(335)	—	(20,554)	(15,488)	—
Real estate depreciation and amortization	43,308	46,035	64,891	43,945	45,587
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	4,804	4,653	6,079	6,345	6,179
Net (income) loss attributable to noncontrolling interests in consolidated real estate ventures	(4)	(1)	(182)	—	129
FFO Attributable to Operating Partnership Common Units (1)	$44,445	$39,902	$44,834	$49,246	$42,522
FFO attributable to redeemable noncontrolling interests	(5,014)	(4,783)	(5,741)	(6,631)	(6,299)
FFO attributable to common shareholders (1)	$39,431	$35,119	$39,093	$42,615	$36,223

FFO attributable to the operating partnership common units	$44,445	$39,902	$44,834	$49,246	$42,522
Transaction and other costs, net of tax (2)	2,847	4,626	14,509	3,586	3,394
(Gain) loss from mark-to-market on derivative instruments	524	(476)	(542)	152	(432)
Share of (gain) loss from mark-to-market on derivative instruments held by unconsolidated real estate ventures	1,153	227	379	(49)	(90)
Loss on extinguishment of debt, net of noncontrolling interests	1,889	—	2,159	79	4,333
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (3)	(232)	(6,441)	(7,374)	(890)	(5,412)
Reduction of gain on bargain purchase	—	—	—	—	7,606
Share-based compensation related to Formation Transaction and special equity awards	9,523	11,131	9,118	8,387	9,097
Lease liability adjustments	—	—	(7,422)	(2,543)	—
Amortization of management contracts intangible, net of tax	1,288	1,287	1,287	1,288	1,287
Core FFO Attributable to Operating Partnership Common Units (1)	$61,437	$50,256	$56,948	$59,256	$62,305
Core FFO attributable to redeemable noncontrolling interests	(6,931)	(6,024)	(7,292)	(7,978)	(9,229)
Core FFO attributable to common shareholders (1)	$54,506	$44,232	$49,656	$51,278	$53,076
FFO per diluted common share	$0.30	$0.28	$0.32	$0.36	$0.31
Core FFO per diluted common share	$0.41	$0.36	$0.41	$0.43	$0.45
Weighted average diluted shares	131,754	123,423	120,917	119,835	117,955

See footnotes on page 56.

APPENDIX - FFO, CORE FFO AND FAD (NON-GAAP)	JUNE 30, 2019 (Unaudited)

	Three Months Ended
in thousands, except per share data	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018

FAD
Core FFO attributable to the operating partnership common units	$61,437	$50,256	$56,948	$59,256	$62,305
Recurring capital expenditures and second generation tenant improvements and leasing commissions	(20,076)	(22,297)	(35,836)	(19,123)	(11,057)
Straight-line and other rent adjustments (4)	(8,739)	(6,808)	(6,692)	(1,368)	(1,216)
Share of straight-line rent from unconsolidated real estate ventures	(1,473)	(135)	680	180	189
Third-party lease liability assumption payments	(1,183)	(1,136)	(1,130)	(912)	(619)
Share-based compensation expense	5,694	5,330	4,666	4,879	5,941
Amortization of debt issuance costs	875	970	1,140	1,155	1,201
Share of amortization of debt issuance costs from unconsolidated real estate ventures	69	48	67	66	66
Non-real estate depreciation and amortization	916	912	893	886	758
FAD available to the Operating Partnership Common Units (A) (5)	$37,520	$27,140	$20,736	$45,019	$57,568
Distributions to common shareholders and unitholders (6) (B)	$34,006	$31,284	$31,284	$31,196	$31,197
FAD Payout Ratio (B÷A)	90.6%	115.3%	150.9%	69.3%	54.2%

Capital Expenditures
Maintenance and recurring capital expenditures	$7,252	$5,495	$14,445	$7,113	$3,989
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	252	88	978	444	250
Second generation tenant improvements and leasing commissions	12,357	16,155	19,211	10,603	6,273
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures	215	559	1,202	963	545
Recurring capital expenditures and second generation tenant improvements and leasing commissions	20,076	22,297	35,836	19,123	11,057
First generation tenant improvements and leasing commissions	18,996	6,197	8,215	4,443	6,676
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures	419	233	17	169	1,391
Non-recurring capital expenditures	5,470	6,722	15,375	2,895	3,765
Share of non-recurring capital expenditures from unconsolidated joint ventures	30	—	112	300	142
Non-recurring capital expenditures	24,915	13,152	23,719	7,807	11,974
Total JBG SMITH Share of Capital Expenditures	$44,991	$35,449	$59,555	$26,930	$23,031
_______________

(1)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $2.2 million, $1.5 million and $1.5 million for Q4 2018, Q3 2018 and Q2 2018).

(2)
Includes fees and expenses incurred in connection with the Formation Transaction (including transition services provided by our former parent, integration costs, and severance costs), costs related to the pursuit of Amazon's additional headquarters, demolition costs and costs related to other completed, potential and pursued transactions.

(3)
As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.

(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.

(5)
Since Q4 2018, FAD available to the Operating Partnership Common Units has been adversely impacted by increases in second generation tenant improvements and leasing commissions from the early renewal of several leases during the quarters. Additionally, Q4 2018 was further impacted by increases in recurring capital expenditures, which is consistent with historical seasonality trends.

(6)	The distribution for Q1 2019 excludes a special dividend of $0.10 per common share that was paid in January 2019.

APPENDIX - NOI RECONCILIATIONS (NON-GAAP)	JUNE 30, 2019 (Unaudited)

dollars in thousands	Three Months Ended
	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018
Net income (loss) attributable to common shareholders	$(3,040)	$24,861	$710	$22,830	$20,574
Add:
Depreciation and amortization expense	45,995	48,719	67,556	46,603	48,117
General and administrative expense:
Corporate and other (1)	11,559	12,314	8,512	8,219	8,603
Third-party real estate services	28,710	28,066	25,274	20,754	21,189
Share-based compensation related to Formation Transaction and special equity awards	9,523	11,131	9,118	8,387	9,097
Transaction and other costs	2,974	4,895	15,572	4,126	3,787
Interest expense	13,107	17,174	18,184	18,979	18,027
Loss on extinguishment of debt	1,889	—	617	79	4,457
Reduction of gain on bargain purchase	—	—	—	—	7,606
Income tax expense (benefit)	51	(1,172)	698	(841)	313
Net income (loss) attributable to redeemable noncontrolling interests	(288)	3,387	178	3,552	3,574
Less:
Third-party real estate services, including reimbursements	29,487	27,691	26,421	23,788	24,160
Other income (2)	2,114	1,640	1,454	1,708	2,080
Income (loss) from unconsolidated real estate ventures, net	(1,810)	3,601	23,991	13,484	3,836
Interest and other income, net	2,052	951	9,991	4,091	513
Gain on sale of real estate	—	39,033	6,394	11,938	33,396
Net (income) loss attributable to noncontrolling interests	—	—	(106)	—	125
Consolidated NOI (3)	78,637	76,459	78,274	77,679	81,234
NOI attributable to unconsolidated real estate ventures at our share	5,091	5,386	8,847	9,722	9,011
Non-cash rent adjustments (4)	(8,738)	(6,808)	(6,691)	(1,369)	(1,237)
Other adjustments (1) (5)	3,758	3,353	3,915	3,205	3,635
Total adjustments	111	1,931	6,071	11,558	11,409
NOI (3)	$78,748	$78,390	$84,345	$89,237	$92,643
Less: out-of-service NOI loss (6)	(1,556)	(1,271)	$(1,195)	$(1,692)	$(1,992)
Operating portfolio NOI (3)	$80,304	$79,661	$85,540	$90,929	$94,635
Non-same store NOI (7)	6,311	6,088	8,742	20,910	24,449
Same store NOI (8)	$73,993	$73,573	$76,798	$70,019	$70,186
___________________
Note: NOI, non-same store NOI and same store NOI are presented as originally reported in the respective quarter.

(1)	Adjusted for property management fees of $4.2 million and $4.0 million for Q3 2018 and Q2 2018.

(2)	Excludes operating parking income of $6.7 million and $6.5 million in Q2 2019 and Q1 2019.

(3)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $2.2 million, $1.5 million and $1.5 million for Q4 2018, Q3 2018 and Q2 2018).

(4)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.

(5)	Adjustment to include other income and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue.

(6)	Includes the results for our Under Construction assets and Future Development Pipeline.

(7)
Includes the results for properties that were not owned, operated and in service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

(8)
Includes the results of the properties that are owned, operated and in service for the entirety of both periods being compared except for properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

APPENDIX - NOI RECONCILIATIONS (NON-GAAP)	JUNE 30, 2019 (Unaudited)